                                                                   Exhibit 10.29


                            ASSET PURCHASE AGREEMENT


                                    BETWEEN


                        OCCIDENTAL CHEMICAL CORPORATION


                                      AND


                         LYONDELL PETROCHEMICAL COMPANY



                             DATED: APRIL 13, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                             PAGE
                                                             ----
ARTICLE 1.       Definitions................................   1

ARTICLE 2.       Purchase and Sale of Assets; Assumption of
                 Certain Liabilities........................   7
           2.1   Transfer of Assets.........................   7
           2.2   Excluded Assets............................   9
           2.3   Instruments of Conveyance and Assignment...  10
           2.4   Further Assurances.........................  11
           2.5   Assumption of Liabilities..................  11
           2.6   Excluded Liabilities.......................  12
           2.7   Technology License.........................  12
           2.8   Sublease of Leased Railcars................  12
           2.9   New Lease or Sublease for Certain
                 Terminals and Warehouses...................  13
           2.10  Chocolate Bayou Agreements.................  13


ARTICLE 3.       Effective Time; Closing; Payment of
                 Purchase Price at Closing..................  13
           3.1   Effective Time.............................  13
           3.2   Closing Date...............................  13
           3.3   Purchase Price and Payment.................  13
           3.4   Purchase of Inventory and Stores Inventory;
                 Reimbursement for Pre-paid Expenses........  14
           3.5   Allocation of Consideration................  16

ARTICLE 4.       Representations and Warranties of the
                 Seller.....................................  17
           4.1   Due Organization; Good Standing and Power..  17
           4.2   Authorization and Validity of Agreements...  17
           4.3   No Approvals or Notices Required;
                 No Conflict with Instruments to which the
                 Seller is a Party..........................  17
           4.4   Financial Information......................  18
           4.5   Title to  Properties; Absence of Liens and
                 Encumbrances; Leases.......................  18
           4.6   Title Matters; Defects in Improvements.....  19
           4.7   List of HDPE Technology; Material
                 Contracts; Government Licenses.............  19
           4.8   HDPE Technology and Similar Rights.........  21
           4.9   Government Licenses, Permits and Related
                 Approvals..................................  21
           4.10  All Necessary Assets.......................  21
           4.11  Conduct of Business in Compliance with
                 Regulatory and Contractual Requirements....  21
           4.12  Legal Proceedings..........................  22
           4.13  Employee Benefit Plans.....................  22
           4.14  Tax Matters................................  23
           4.15  Certain Fees...............................  24

           4.16  Environmental Matters......................  24
           4.17  Employment Matters.........................  25
           4.18  Investigation to Acquire Knowledge.........  26

ARTICLE 5.       Representations and Warranties of the Buyer  26
           5.1   Due Organization; Good Standing and Power..  26
           5.2   Authorization and Validity of Agreement....  26
           5.3   No Approvals or Notices Required; No
                 Conflict with Instruments to which the
                 Buyer is a Party...........................  26
           5.4   Employee Benefit Plans.....................  27
           5.5   Certain Fees...............................  27

ARTICLE 6.       Covenants..................................  27
           6.1   Access to Information......................  27
           6.2   Conduct of the Purchased Business Pending
                 the Closing Date...........................  28
           6.3   Risk of Loss...............................  29
           6.4   Title to the Matagorda Land................  29
           6.5   Other Agreements...........................  30
           6.6   Further Actions............................  31
           6.7   Antitrust and Other Laws...................  32
           6.8   Turnaround at Victoria Facility............  32
           6.9   Notifications..............................  32
           6.10  No Solicitation............................  33
           6.11  Furnishing Financial Information...........  33
           6.12  Victoria Metering Facilities...............  34
           6.13  Inspection of Rolling Stock................  34

ARTICLE 7.       Conditions Precedent.......................  34
           7.1   Conditions Precedent to Obligations of
                 Both Parties...............................  34
           7.2   Conditions Precedent to Obligations of the
                 Buyer......................................  34
           7.3   Conditions Precedent to the Obligations of
                 the Seller.................................  36

ARTICLE 8.       Employee Relations and Benefits............  36
           8.1   General....................................  36
           8.2   Welfare Benefits...........................  39
           8.3   Vacation Pay...............................  40
           8.4   Retirement and Defined Contribution Plans..  40
           8.5   Management Compensation Matters............  41
           8.6   Indemnification............................  41
           8.7   Rights of Other Parties....................  42
           8.8   Cooperation................................  43

ARTICLE 9.       Termination................................  43
           9.1   General....................................  43
           9.2   Effect of Termination......................  43


ARTICLE 10.      Additional Covenants.......................  44
           10.1  Access to Books and Records................  44
           10.2  Mail or Other Communications...............  44
           10.3  Solicitation of Customers..................  44
           10.4  Return of Product..........................  44
           10.5  Use of Seller's Trade Name.................  45
           10.6  Environmental Compliance...................  45
           10.7  Collection of Accounts Receivable..........  45

ARTICLE 11.      Survival and Indemnification...............  46
           11.1  Survival Limitations.......................  46
           11.2  Indemnification............................  46
           11.3  Procedures.................................  50
           11.4  Subrogation................................  52
           11.5  Claims for Environmental Work..............  52
           11.6  EXTENT OF INDEMNIFICATION..................  52

ARTICLE 12.      Miscellaneous..............................  52
           12.1  Public Announcements.......................  52
           12.2  Disclaimer.................................  52
           12.3  Expenses; Payment of Certain Taxes and
                 Charges....................................  53
           12.4  Notices....................................  54
           12.5  Entire Agreement...........................  56
           12.6  Binding Effect; Benefit....................  56
           12.7  Bulk Sales.................................  56
           12.8  Assignability..............................  56
           12.9  Amendment; Waiver..........................  56
          12.10  Notice Regarding Coastal Area Property.....  57
          12.11  Section Headings...........................  57
          12.12  Severability...............................  57
          12.13  Counterparts...............................  57
          12.14  APPLICABLE LAW.............................  57


                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT
                  -------------------------------------------

                                   Schedules
                                   ---------
Schedule 2.1(c)          -     Terminals and Warehouses
Schedule 2.1(e)          -     Equipment
Schedule 2.1(h)          -     Nissan License and Dupont License
Schedule 2.1(i)          -     Alathon Trademark
Schedule 2.2             -     Specified Excluded Assets
Schedule 2.8             -     Financing Leases
Schedule 3.5             -     Allocation of Consideration/Section 1060 Statement
Schedule 4.3             -     Consents and Approvals
Schedule 4.4(b)          -     Material Liabilities or Obligations
Schedule 4.5(b)          -     Liens and Encumbrances on Leaseholds
Schedule 4.5(c)          -     Encumbrances on Personal Property
Schedule 4.7(a)          -     Intellectual Property
Schedule 4.7(b)          -     Material Contracts
Schedule 4.7(c)          -     Government Licenses
Schedule 4.7(d)          -     Copies Not Delivered
Schedule 4.8             -     Intellectual Property Not Owned
Schedule 4.9             -     Government Licenses
Schedule 4.11            -     Conduct of Business in Compliance with Regulatory and
                                Contractual Requirements
Schedule 4.12            -     Legal Proceedings
Schedule 4.13            -     Employee Benefit Plans, Programs and Agreements
Schedule 4.14            -     Tax Matters
Schedule 4.16            -     Environmental Matters
Schedule 5.4             -     Buyer's ERISA Plans
Schedule 6.8             -     Turnaround Schedule
Schedule 7.1(c)          -     Required Consents for Transferred Government Licenses
Schedule 7.2(d)          -     Required Consents for Transferred Contracts
Schedule 8.1             -     Employees
Schedule 10.5            -     Transition Terms for Use of the Seller's Name

                                    Exhibits
                                    --------

Exhibit A                -      Form of Deed for Matagorda, Texas Land
Exhibit B                -      Form of Assignment of Lease for Victoria, Texas Land
Exhibit C                -      Form of Bill of Sale and Assignment
Exhibit D                -      Form of Trademark Assignment
Exhibit E                -      Form of Patent Assignment
Exhibit F                -      Form of Assumption Agreement
Exhibit G                -      Form of Technology License
Exhibit H                -      Terms of Rolling Stock Sublease
Exhibit I                -      Terms of SI Warehouse Sublease
Exhibit J                -      Form of CB Agreement
Exhibit K                -      Form of Closing Report
Exhibit L                -      Form of Ethylene Supply Agreement
Exhibit M                -      Form of Transition Agreement
Exhibit N                -      Terms of Joint Development Agreement
Exhibit O                -      Form of Occidental Petroleum Corporation Guarantee
Exhibit P                -      Form of Opinion of Counsel to the Seller
Exhibit Q                -      Form of Opinion of Counsel to the Buyer
Exhibit R                -      Notice Dates for Schedule Regarding Offered Employees

                            ASSET PURCHASE AGREEMENT
                            ------------------------



          ASSET PURCHASE AGREEMENT, dated as of April 13, 1995, between Occidental Chemical Corporation, a New York corporation ("Seller"), and Lyondell Petrochemical Company, a Delaware corporation ("Buyer").

          WHEREAS, the Seller owns and operates an HDPE business consisting of facilities in Victoria, Texas ("Victoria Facility") and Matagorda, Texas ("Matagorda Facility") for the production of HDPE and a research and development facility relating to the manufacture and sale of HDPE at Chocolate Bayou adjacent to Alvin, Texas ("CB Facility"); and

          WHEREAS, the Buyer desires to buy and the Seller desires to sell substantially all of the assets of such HDPE business, and the Buyer is willing to assume certain liabilities and obligations of the Seller related thereto, all upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:


ARTICLE 1. Definitions. The terms used in this Agreement have the following definitions or are defined in the Sections referenced below:

     "Adjustment Amount" is defined in Section 3.3(a)(iii).

     "Assets" is defined in Section 2.1.

     "Assignment and Assumption Agreements" means the Deed, the Assignment of Victoria Lease, the Bill of Sale and Assignment, the Trademark Assignment, the Patent Assignment and the Assumption Agreement.

     "Assignment of Victoria Lease" is defined in Section 2.3(a).

     "Associated Rights" is defined in Section 2.1(d).

     "Assumed Liabilities" is defined in Section 2.5(a).

     "Benefit Programs or Agreements" is defined in Section 4.13(a)(ii).

     "Business Assets" means the Assets and the Licensed Technology.

     "Buyer" is defined in Preamble.

     "Buyer's 401(k) Plan" is defined in Section 8.4(b).

     "Buyer's Qualified Plans" is defined in Section 8.4(b).

     "Capital Spares" means the inventory of spare parts used by the Seller in the Purchased Business and owned by the Seller as of the Effective Time, and which the Seller has historically accounted for on its books as property, plant and equipment.

     "CB Agreement" is defined in Section 2.10.

     "CB Facility" is defined in Preamble.

     "CB Lease" is defined in Section 2.10.

     "CPP" is defined in Section 8.4(a).

     "CERCLA" is defined in Section 4.16(b).

     "Charges" is defined in Section 12.3(c).

     "Closing Date" is defined in Section 3.2.

     "Closing" is defined in Section 3.2.

     "Closing Report" is defined in Section 3.4(d).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commonly Controlled Entity" is defined in Section 4.13(f).

     "Confidentiality Provisions" is defined in Section 12.5(b).

     "Consent" is defined in Section 6.6(b).

     "Contracts" is defined in Section 2.1(g).

     "Deed" is defined in Section 2.3(a).

     "Effective Time" is defined in Section 3.1.

     "Employees" is defined in Section 4.13(a).

     "Environmental Claim" means (i) any actions, events, circumstances or responsibilities (including compliance actions or requirements) that are necessary to comply with Environmental Laws but only to the extent that any of the foregoing give rise to out of pocket costs or expenses or result in a liability that is required by GAAP to be reflected on the balance sheet of the applicable party or (ii) any third party (including private parties, governmental agencies and employees acting on each such party's own behalf or on the behalf of other third parties) actions, lawsuits, claims, investigations or proceedings arising under Environmental Laws.

     "Environmental Laws" means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect (including any amendments now in effect) and any current judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials or exposure to Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)(S)9601, et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)1801, et seq.; The Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)(S) 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601, et seq.; the Clean Air Act, 42 U.S.C. (S)(S) 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S)3808, et seq.

     "Enviroplastics Note" means the Note, having an original issue date of August 30, 1991, and a stated principal amount of $1,027,886.50, issued by Enviroplastics Corporation to the Seller as well as all rights under the InterCreditor Agreement dated April 15, 1993.

     "Equipment" is defined in Section 2.1(e).

     "ERISA" is defined in Section 4.13(a)(i).

     "ERISA Plan" is defined in Section 4.13(a)(i).

     "Estimated Adjustment" is defined in Section 3.4(b)

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Liabilities" is defined in Section 2.6.

     "Facilities" is defined in Section 2.1.

     "Fixed Amount" is defined in Section 3.3(a)(ii).

     "GAAP" means generally accepted accounting principles.

     "Government Licenses" means all licenses, permits or franchises issued by any federal, state, provincial or municipal authority relating to the development, use, maintenance or occupancy of the Facilities or any other Asset or of the Purchased Business including without limitation those listed on
Schedule 4.7(c), to the extent that such licenses, permits or franchises relate principally to the normal operation and conduct of the Purchased Business.

     "Hazardous Materials" means (a) any radioactive material, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid or other material containing levels of polychlorinated byphenyls of more than 50 parts per million ("PCBs"), and radon gas; and (b) any chemicals, materials, waste or substances, as well as mixtures thereof with other materials and any regulated building materials such as lead, defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances" "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws.

     "HDPE" means any polyethylene polymer having a density greater than or equal to 0.93 grams per cubic centimeter and having ethylene as a majority monomer.

     "HSR Act" is defined in Section 4.3.

     "Indemnified Party" is defined in Section 11.3(a).

     "Indemnifying Party" is defined in Section 11.3(a).

     "Intellectual Property" is defined in Section 2.1(j).

     "Inventory" means the following materials used by the Seller in the Purchased Business and owned by the Seller as of the Effective Time: raw materials, feed stocks ,supplies, packaging materials (to the extent the Buyer's use thereof would be consistent with Section 10.5), catalysts, work-in-process and finished goods that relate principally to the normal operation and conduct of the Purchased Business.

     "Inventory Tax" is defined in Section 12.3(b)(iv).

     "Joint Development Agreement" is defined in Section 6.5(vii).

     "knowledge" with respect to the Seller means the actual knowledge of any officer of the Seller having responsibilities with respect to the Purchased Business and any Division Director or plant manager and employees reporting directly to a Division Director or plant manager, in each case employed by the Seller in connection with the Purchased Business.

     "Leased Premises" is defined in Section 4.5(b).

     "Leaseholds" is defined in Section 4.5(b).

     "Licensed Technology" shall mean the technology licensed to the Buyer pursuant to the Technology License.

     "Loss" is defined in Section 11.2(a).

     "Lowest Cost Response" means the response required or allowed under Environmental Laws that addresses the Hazardous Materials present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Purchased Business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with Environmental Laws. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws. If taking no action is not consistent with Environmental Laws, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Hazardous Materials, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with Environmental Laws and less costly than the least costly permanent remedy (such as the excavation and removal of soil).

     "Matagorda Facility" is defined in Preamble.

     "Matagorda Land" is defined in Section 2.1(a).

     "Matagorda Plan" is defined in Section 7.2(e).

     "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Purchased Business or the Assets, taken as a whole.

     "Material Contracts" is defined in Section 4.7(b).

     "Metering Facilities" is defined in Section 6.12.

     "Obsolete" when used in reference to Inventory or Stores Inventory means such items that have no value other than as scrap material.

     "Off Spec Product" means finished goods Inventory that cannot be certified by the applicable plant laboratory as meeting the Seller's applicable product specifications.

     "Offered Employees" is defined in Section 8.1(a).

     "Other Agreements" is defined in Section 6.5.

     "Patent Assignment" is defined in Section 2.3(a).

     "PCBs" is defined in Article 1 in the definition of "Hazardous Materials".

     "Prepaid Expenses" means those out-of-pocket, prepaid expenses of the type listed on the form of Closing Report that (i) have actually been paid by the Seller to third parties for which the goods or services to be provided have not yet been received and (ii) relate principally to the normal operation and conduct of the Purchased Business by the Buyer after the Closing, but shall exclude those expenses allocated in accordance with Section 12.3.

     "Prime Rate" means the prime commercial lending rate of Citibank, N.A. as publicly announced to be in effect at the close of business on the Closing Date. The Prime Rate is not necessarily the lowest rate of interest of Citibank, N.A.

     "Property Tax" is defined in Section 12.3(b)(iii).

     "Purchase Price" is defined in Section 3.3(a).

     "Purchased Business" means the operations relating to the Assets.

     "Rolling Stock Sublease" is defined in Section 2.8.

     "SEC Financial Information" is defined in Section 6.11(a).

     "Section 1060 Statement" is defined in Section 3.5.

     "Seller" is defined in Preamble.

     "Seller's Account" means the bank account designated by the Seller to the Buyer in writing prior to the Closing.

     "Seller's 401(k) Plan" is defined in Section 8.4(a).

     "Seller's Qualified Plans" is defined in Section 8.4(a).

     "SI Warehouse" means that warehouse located at 16643 Jacintoport, Houston, Texas 77015.

     "Stores Inventory" means the inventory of spare parts, excluding Capital Spares, that are used by the Seller in the Purchased Business and owned by the Seller as of the Effective Time and that consist of items that can generally be used for several processes or types of equipment, including, but not limited to, such items as pumps, motors, pipe fitting, electrical wiring, instruments, nuts and bolts, unfabricated metals, safety items, small hand tools and other miscellaneous repair parts or supplies.

     "Tax Purchase Price" is defined in Section 3.5.

     "Taxes" means any foreign, federal, state and local taxes, fees, duties and other assessments including but not limited to, income taxes, franchise taxes, withholding taxes, estimated taxes, excise taxes, sales and use taxes, gross receipt taxes, employment and payroll related taxes and assessments, transfer, property, ad valorem, export and import taxes and duties, plus any interest or penalties thereon or attributable thereto.

     "Technology License" is defined in Section 2.7.

     "Terminals and Warehouses" means the terminals and warehouses listed on
Schedule 2.1(c).

     "Third Party Claim" is defined in Section 11.3(b).

     "TNRCC" means the Texas Natural Resource Conservation Commission.

     "Trademark Assignment" is defined in Section 2.3(a).

     "Transition Agreement" is defined in Section 6.5(vi).

     "TSCA" is defined in Section 4.16(d).

     "Unrecorded Assets" is defined in Section 2.1(f).

     "Victoria Facility" is defined in Preamble.

     "Victoria Lease" is defined in Section 2.1(b).

     "WARN" is defined in Section 8.1(d).


ARTICLE 2.  Purchase and Sale of Assets; Assumption of Certain Liabilities.

     2.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell, convey, assign, transfer and deliver to the Buyer, or shall cause any of its applicable affiliates to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, or its applicable affiliates, if any, all of the assets, rights, properties and business of the Seller that constitute, on and as of the Closing, (i) the Seller's HDPE operations at the Victoria Facility, (ii) the Seller's HDPE operations at the Matagorda Facility and (iii) the research and development operations relating to the manufacture and sale of HDPE at the Seller's CB Facility (collectively, the facilities identified in (i), (ii) and (iii), the "Facilities") of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located (which assets, rights and properties include, without limitation, all tangible personal property used exclusively by the Seller in the operation and conduct of Seller's HDPE business) other than the Excluded Assets; which assets, rights and properties are sometimes referred to collectively as the "Assets"; and subject to Section 2.2 the Assets shall include, without limitation, the following:

     (a) Approximately 2,100 acres of land, more or less, located in Matagorda County, Texas, described in the deed attached as Exhibit A (the "Matagorda Land"), together with all buildings, structures, fixtures and other improvements situated thereon and all rights and interests of the Seller under easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances and licenses to the extent pertaining to or accruing to the benefit of the Matagorda Land;

     (b) All rights and interests of the Seller under a lease having a primary term that expires on June 8, 2086 covering approximately 33 acres of land, more or less, located in Victoria County, Texas (the "Victoria Lease"), which lease is being assigned pursuant to the Assignment of Lease attached as Exhibit B, together with all buildings, structures, fixtures and other improvements situated thereon and, subject to Section 6.6(b), all rights and interests of the Seller under all easements, privileges, rights-of-way, riparian and other water rights, appurtenances and licenses pertaining to or accruing to the benefit of the Victoria Lease;

     (c) Subject to Section 6.6(b), all rights and interests of Seller under the leases for the terminals and warehouses that Schedule 2.1(c) indicates are used exclusively in the operation of the Purchased Business, including all buildings, structures, fixtures and other improvements situated thereon, and all rights and interests of the Seller under all easements, privileges, rights-of-way, riparian and other water rights, appurtenances and licenses pertaining to or accruing to the benefit of such leases for the Terminals and Warehouses;

     (d) Subject to Section 6.6(b), all rights and interests of the Seller, if any, in lands, or real property of others, used principally in the normal operation and conduct of the Purchased Business (the "Associated Rights"), including, without limitation, all contracts, easements, rights-of-way, permits, licenses and leases and other similar rights for related equipment, power and communications cables, and other related property and equipment used principally in the normal operation and conduct of the Purchased Business;

     (e) All of the rights and interests of the Seller in and to the equipment, furniture, furnishings, fixtures, machinery, Capital Spares, vehicles, tools, computers and other tangible personal property used principally in the normal operation and conduct of the Purchased Business (A) that are located at the Facilities and Terminals and Warehouses, including without limitation the items listed on Schedule 2.1(e), and (B) that are located elsewhere and are specifically listed on Schedule 2.1(e) (the equipment set forth in this Section 2.1(e), together with the rolling stock covered by the Rolling Stock Sublease or Subleases, to be referred to collectively as the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Seller in connection with the Equipment to the extent assignable;

     (f) Subject, to the extent applicable, to Sections 6.6(b) and 10.5, all (i) customer lists, customer credit information (to the extent the Seller is not bound to any confidentiality obligation with respect thereto), customer payment histories and credit limits, vendor lists, catalogs, (ii) research material, technical information, marketing information, patent rights, patent licenses, pending patents applications, trade secrets, technical information, technology, know-how, management information systems, technology, quality control data, if any, specifications, designs, and drawings that are used solely in (or are under development for use solely in) the Purchased Business and (iii) software that relates principally to the normal operation and conduct of the Purchased Business and all sales promotion literature and advertising materials used exclusively for the marketing and promotion of the Purchased Business (collectively, the "Unrecorded Assets");

     (g) Subject to Section 6.6(b), all contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases (excluding the railcar leases listed on Schedule 2.8), taxation agreements with any governmental authorities, and other agreements, whether or not entered into in the ordinary course of the business, that relate principally to the normal operation and conduct of the Purchased Business, or in the case of any Contracts under which the Seller retains rights with respect to its other businesses, to the extent any such Contract relates to the operation of the Purchased Business, including without limitation all the Material Contracts (excluding the railcar leases listed on Schedule 2.8) that are listed on Schedule 4.7(b) (all the foregoing excluding Government Licenses, but, together with all agreements and instruments setting forth the Seller's rights with respect to rights-of-way, privileges, riparian and other rights, appurtenances, licenses or franchises and in respect of intellectual property rights, in each case that constitute Assets described in clauses (a) through
(f), (h) and (i) of this Section 2.1 to be referred to collectively as the "Contracts");

     (h) All rights and interests of the Seller under the Nissan license and the Dupont license, each as described on Schedule 2.1(h);

     (i) The Alathon trademark described on Schedule 2.1(i);

     (j) Subject to Section 6.6(b), any other trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith that are used solely in and are uniquely applicable only to the Purchased Business (all of the items referred to in this Section 2.1(j), together with the items referred to in clauses (ii) and (iii) of Section 2.1(f),
Section 2.1(h) and Section 2.1(i), collectively the "Intellectual Property");

     (k) All Government Licenses that are transferable and as to which consents to transfer are obtained where required;

     (l) To the extent provided in Section 3.4, the Inventory and the Stores Inventory; and

     (m)  The Enviroplastics Note.

     2.2 Excluded Assets. It is expressly understood and agreed that the Assets shall not include the following (the "Excluded Assets"):

     (a) Cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities;

     (b) Accounts and notes receivable of the Seller as of the Closing except as provided in Section 2.1;

     (c) Any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by the Seller for Employees;

     (d) Any of the Seller's right, title and interest in and to (i) the names "Occidental", or "Oxy" or "OxyChem" and the Occidental comet logo and any other statutory names, trade names or trademarks, indications or descriptions of which the names "Occidental", "Oxy" or "OxyChem" or any name similar thereto forms a part and (ii) any other trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith that are not used solely in and are not uniquely applicable to the Purchased Business;

     (e) All claims and rights against third parties (including, without limitation, insurance carriers and suppliers and service providers), to the extent they relate to liabilities or obligations which are not assumed by the Buyer hereunder;

     (f) Claims for refunds of taxes and other governmental charges for time periods ending on or before the Closing, which taxes and charges remain the liability of Seller under this Agreement;

     (g) Subject to the Technology License and the Joint Development Agreement,
(i) any and all of the intellectual property of the Seller (excluding software) that is not used solely in or is not uniquely applicable only to the Purchased Business and (ii) any and all other assets of the Seller (including software) that are not used in or do not relate principally to the normal operation and conduct of the Purchased Business;

     (h) All items sold in the ordinary course of business prior to the Closing, none of which individually or in the aggregate are material to the normal operation and conduct of the Purchased Business; and

     (i) The tangible assets, intangible assets, real properties, contracts and rights, described in Schedule 2.2.

     2.3 Instruments of Conveyance and Assignment. On or prior to the Closing Date the Seller shall take the following actions:

     (a) deliver or cause to be delivered to the Buyer (i) a properly executed and acknowledged special warranty deed, in substantially the form attached hereto as Exhibit A (the "Deed"), for all real property and interests in real property being conveyed hereunder, (ii) an assignment of lease for the Victoria Lease in substantially the form attached hereto as Exhibit B, as modified pursuant to Section 6.12 (the "Assignment of Victoria Lease"), (iii) a bill of sale and assignment in substantially the form attached hereto as Exhibit C (the "Bill of Sale and Assignment") conveying title to the Assets and assigning the Contracts, (iv) an assignment of the Alathon trademark and other trademarks included in the Assets in substantially the form attached hereto as Exhibit D (the "Trademark Assignment") and (v) an assignment of patent rights, licenses and applications in substantially the form attached hereto as Exhibit E (the "Patent Assignment"); and

     (b) transfer to the Buyer the originals (to the extent the Seller possesses an original and retains no rights thereunder after the Closing) or copies, as appropriate, of the Contracts and the originals or copies, as appropriate, of all current records, files and other data that relate to the Assets and that are necessary for continuing the normal operation and conduct of the Purchased Business by the Buyer.

     2.4  Further Assurances.

     (a) On and from time to time after the Closing Date, the Seller will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery as the Buyer may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Buyer title to the Assets, or to enable the Buyer to realize the benefits intended to be afforded hereby.

     (b) On and from time to time after the Closing Date, the Buyer will execute and deliver, or cause to be executed and delivered, such other instruments of assumption, conveyance, assignment, transfer, power of attorney or assurance as the Seller may reasonably request in order to vest in the Buyer all of the Assumed Liabilities and to enable the Seller to realize the benefits intended to be afforded hereby.

     2.5  Assumption of Liabilities.

     (a) On the terms and subject to the conditions set forth in this Agreement at the Closing, the Buyer shall assume and agree to pay, perform and discharge, when due, the following debts, liabilities and obligations of the Seller:

          (i) All obligations arising after the Closing under the Contracts that are assigned to the Buyer hereunder at the Closing or after the Closing pursuant to the provisions of Section 6.6(b) or the benefits of which the Buyer has been provided pursuant to Section 6.6(b);

          (ii) All obligations under purchase orders accepted by the Seller in the ordinary course of business that are not filled as of the Closing;

          (iii) All obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with or related to the ownership, operation or use after the Closing of the Assets or the Purchased Business;

          (iv) All obligations related to the Offered Employees to the extent provided in Article 8 hereof; and

          (v) All obligations and liabilities (contingent or otherwise) of the Seller or its affiliates arising out of any claim, litigation or proceeding based upon a product sold or service provided by the Buyer after the Closing.

The liabilities and obligations assumed by the Buyer pursuant to this Section are sometimes hereinafter referred to collectively as the "Assumed Liabilities."

     (b) On the Closing Date, the Buyer shall deliver to the Seller an instrument of assumption of the Assumed Liabilities substantially in the form attached hereto as Exhibit F (the "Assumption Agreement").

     2.6 Excluded Liabilities. Except as otherwise expressly provided in this Agreement (including, without limitation, Sections 8.6(b), 10.6 and 12.3), any of the Assignment and Assumption Agreements, any of the Other Agreements or any agreements entered into pursuant to Section 6.6(b), notwithstanding anything in this Agreement to the contrary the Buyer is assuming only the Assumed Liabilities, and is not assuming any other liability or obligation of the Seller of whatever nature, whether presently in existence or arising hereafter, whether known or unknown, or whether absolute or contingent, and all such other liabilities and obligations of the Seller that are not Assumed Liabilities shall be retained by and remain obligations and liabilities of the Seller (all such liabilities and obligations being herein referred to as the "Excluded Liabilities"), including the following:

          (i) all obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with or related to the ownership, operation or use prior to the Closing of the Assets or the Purchased Business;

          (ii) any obligation or liability relating to the Excluded Assets; and

          (iii) any trade or accounts payable of the Seller arising prior to the Closing.

     2.7 Technology License. At the Closing, the Seller shall grant to the Buyer a perpetual and irrevocable, non-exclusive, royalty-free license ("Technology License") substantially in the form of Exhibit G hereto.

     2.8 Sublease of Leased Railcars. At the Closing, the Seller and the Buyer shall execute and deliver a sublease agreement or agreements, as appropriate (each a "Rolling Stock Sublease"), in form and substance reasonably satisfactory to the Seller and the Buyer having the terms and conditions described in Exhibit H, with respect to the railcars that are subject to the lease agreements listed on Schedule 2.8.

     2.9 New Lease or Sublease for Certain Terminals and Warehouses. At the Closing, with respect to each Terminal and Warehouse that Schedule 2.1(c) indicates is not used exclusively in the operation of the Purchased Business, the Seller and the Buyer either (i) subject to Section 6.6(b), shall use their commercially reasonable efforts to obtain for the Buyer a new lease from the owner or lessor with respect to each such Terminal or Warehouse to the extent such Terminal or Warehouse is used in the Purchased Business or (ii) shall execute and deliver a lease agreement, or agreements, as appropriate (each a "Terminal Sublease" or "Warehouse Sublease," as appropriate), in form and substance reasonably satisfactory to the Buyer and the Seller and with the Warehouse Sublease for the SI Warehouse having the terms and conditions described on Exhibit I.

     2.10 Chocolate Bayou Agreements. At the Closing, the Seller and the Buyer shall execute and deliver (i) a Facilities Services Agreement with respect to the CB Facility ("CB Agreement") in substantially the form of Exhibit J and (ii) a lease with respect to the CB Facilities ("CB Lease") in form and substance reasonably satisfactory to the Seller and the Buyer having such provisions as are normal and customary in commercial office space lease transactions, provided that such CB Lease shall not have the effect of altering the business arrangement currently reflected in the CB Agreement, including, without limitation, the extent of the space to be made available to the Buyer, the term of the agreement, the nature and extent of the services to be provided by the Seller, or the compensation payable to the Seller thereunder.


ARTICLE 3.  Effective Time; Closing; Payment of Purchase Price at Closing.

     3.1  Effective Time.   Pursuant to Section 3.4, the physical inventory will
be conducted as of the close of business for accounting purposes on the day preceding the Closing Date (the "Effective Time").

     3.2 Closing Date. The closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of the Seller, 5005 LBJ Freeway, Dallas, Texas 75244, at 10:00 a.m., local time, on May 1, 1995 or on another mutually agreeable date within three business days after the satisfaction or waiver of the conditions specified in Article 7. The actual time and date of the Closing are herein called the "Closing Date."

     3.3  Purchase Price and Payment.

     (a) The consideration for the Assets shall consist of, subject to the terms and conditions of this Agreement:

          (i) the Buyer's assumption of the Assumed Liabilities as of the Closing;

          (ii) subject to reduction as provided in Section 9.1, the Buyer's payment to the Seller at the Closing in immediately available funds by wire transfer to the Seller's Account of three hundred fifty million United States dollars ($350,000,000) (the "Fixed Amount"); and

          (iii)  the Buyer's payment of the amount determined as provided in
     Section 3.4 below (the "Adjustment Amount").

The Fixed Amount plus the Adjustment Amount shall be the "Purchase Price."

     (b) Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall pay to the Seller the Fixed Amount and the Estimated Adjustment.

     3.4 Purchase of Inventory and Stores Inventory; Reimbursement for Pre-paid Expenses.

     (a) In connection with the other transactions described in this Agreement and subject to the conditions and other requirements provided for in this
Section 3.4, the Buyer shall purchase the Inventory and Stores Inventory and shall reimburse the Seller for the Prepaid Expenses. The amount of the Adjustment Amount to be paid by the Buyer in respect of the Inventory shall be the Buyer's cost therefor calculated on a "first in, first out" basis in accordance with GAAP consistently applied; provided, however, that the Buyer shall be entitled to reject and shall not be required to pay any amount for any portion of the Inventory that the Buyer in good faith reasonably determines constitutes Off Spec Product or Obsolete Inventory and for which an appropriate reserve or previously expensed write-down is not reflected on the Closing Report. In the event that the Buyer rejects any Inventory as described in the preceding sentence, the Seller may at its option (i) require the Buyer to return any such Inventory to the Seller and the Seller shall be permitted to sell such Inventory notwithstanding any contrary provision of this Agreement, including
Section 10.3, or (ii) authorize the Buyer to attempt to sell such Inventory to third parties as soon as reasonably practicable and using commercially reasonable efforts, with the proceeds of such sales being promptly forwarded to the Seller or (iii) reduce the amount of the Adjustment Amount to be paid in respect of such Inventory in accordance with the Buyer's objections to the Closing Report, as contemplated by Section 3.4(d), or as otherwise agreed by the Seller and the Buyer. The amount of the Adjustment Amount to be paid by the Buyer in respect of Stores Inventory shall be equal to the Seller's book value thereof carried at average acquisition cost for such parts; provided, however, that such amount shall be adjusted for any Obsolete items that are included in Stores Inventory and for which an appropriate reserve or previously expensed write-down is not reflected on the Closing Report. The amount of the Adjustment Amount to be reimbursed in respect of Prepaid Expenses shall be the actual amount thereof.

     (b) At least 10 business days prior to the Closing Date, the Seller shall in good faith estimate the Adjustment Amount and deliver to the Buyer a certificate of an officer of the Seller in the form of Exhibit K hereto setting forth in reasonable detail the calculation thereof. At the Closing, the Buyer shall pay an amount equal to the estimate of the Adjustment Amount (the "Estimated Adjustment") to the Seller in immediately available funds by wire transfer to the Seller's Account.

     (c) As of the Effective Time the Seller at its sole cost and expense shall conduct a physical inventory of the Inventory located at the Facilities and at the SI Warehouse. The Seller shall permit representatives of the Buyer to observe such physical inventory.

     (d) Within five business days following the Closing, the Seller, at its sole cost and expense, shall deliver a certification to the Buyer in the form of Exhibit K attached hereto (the "Closing Report"), which shall set forth the Seller's proposed final Adjustment Amount. The Buyer shall permit the Seller and its representatives reasonable access to the Facilities and the SI Warehouse and to the relevant books and records of the Purchased Business to the extent necessary to complete such physical inventory and prepare the Closing Report. The Buyer shall have 14 days to verify the accuracy and completeness of the information provided by the Seller and to notify the Seller of any objection to the Closing Report; provided, however, that the Buyer shall be deemed to have agreed to the Adjustment Amount set forth in the Closing Report unless the Buyer shall have notified the Seller of its objections on or before the expiration of such 14 day period. Notwithstanding the prior sentence, the Buyer shall have 30 days to verify the accuracy and completeness of the information provided by the Seller with respect to that portion of the Closing Report relating to the Inventory contained in rolling stock and to notify the Seller of any objection to that portion of the Closing Report; provided, however, that the Buyer shall be deemed to have agreed to the Adjustment Amount set forth in such portion of the Closing Report unless the Buyer shall have notified the Seller of its objections on or before the expiration of such 30 day period; provided further that the Buyer shall make no objections to such portion of the Closing Report for amounts less than $5,000. In the event that the Buyer has any such objections, each of the Buyer and the Seller agree to designate officers with authority to reach agreement to negotiate such objections in good faith and to take whatever commercially reasonable actions may be necessary to resolve such objections as promptly as practicable, but in any event prior to the 45th calendar day after the Closing Date.

     (e) If the parties are unable to agree on the Adjustment Amount on or before the 45th day after the Closing Date, then they shall appoint an independent, nationally recognized accounting firm (which shall not be an accounting firm engaged for any purpose within the past five years by either the Buyer or the Seller) to determine the Adjustment Amount. If the parties are unable to agree on the selection of such accounting firm within 10 days, either the Buyer or the Seller may request the American Arbitration Association to select an independent nationally recognized accounting firm (which shall not be an accounting firm engaged for any purpose within the past five years by either the Buyer or the Seller) which firm, upon selection, shall determine the Adjustment Amount. The selected accounting firm shall have access to the Buyer's and the Seller's books and records relating to any matter in dispute. The decision of such firm shall be binding and conclusive. The costs and fees of such firm, and if necessary the American Arbitration Association, shall be borne one-half by each party.

     (f) If the Adjustment Amount as finally determined pursuant to Sections 3.4(c) through (e) above is less than the Estimated Adjustment, the Seller shall repay to the Buyer the amount of such excess plus interest thereon at a rate per annum equal to the Prime Rate plus three percentage points from the Closing Date to the date of payment; provided, however, that the interest on the amount of such excess that relates to that portion of the Closing Report relating to the Inventory contained in rolling stock shall only be at the Prime Rate. If the Adjustment Amount as finally determined pursuant to Sections 3.4(c) through (e) above is greater than the Estimated Adjustment, the Buyer shall pay to the Seller the amount of such deficiency plus interest thereon at the rate per annum equal to the Prime Rate from the Closing Date to the date of payment. Any payments contemplated by this clause shall be made by wire transfer of immediately available funds on the business day following the final determination of the amount thereof.

     3.5  Allocation of Consideration.

     (a) Buyer and Seller agree that for federal income tax purposes the fair market value of the Assets shall be the Purchase Price, as finally agreed upon by the parties under Sections 3.3 and 3.4 plus the amount of Assumed Liabilities which are included in the Seller's amount realized for federal income tax purposes ("Tax Purchase Price"). Given the composition of the Assets on the date hereof, the Tax Purchase Price would be allocated as set forth on Schedule
3.5 (the "Section 1060 Statement"). Such allocation is intended by the parties to comply with Section 1060 of the Code and the regulations thereunder. The Closing Report delivered by the Seller shall include a proposed final allocation of the total consideration furnished by the Buyer (equal to the sum of the Fixed Amount plus the Adjustment Amount plus the amount of Assumed Liabilities which are included in the Seller's amount realized for federal income tax purposes). Such allocation shall be prepared on the same basis and consistently with the principles used to prepare the Section 1060 Statement and shall comply with
Section 1060 of the Code. In addition, the Closing Report shall include a completed Internal Revenue Service Form 8594 which is consistent with the methodology used to prepare the Section 1060 Statement. The parties shall complete Form 8594 consistently with the Section 1060 Statement and shall timely file Form 8594 with their respective federal income tax returns for the taxable year which includes the Closing Date. The Buyer and Seller agree to use the allocation agreed by the parties and reported on Form 8594 in all returns and reports filed with all taxing authorities and to report all items on all such returns and reports consistently with such allocation.

     (b) Each party shall take no action inconsistent with the allocation agreed by the parties and reported on Form 8594. If the Internal Revenue Service, or any other taxing authority challenges the allocation of the Tax Purchase Price, the party whose return is being examined shall promptly notify the other party and shall promptly keep the other party fully informed regarding all developments with respect to the allocation of the Tax Purchase Price.

ARTICLE 4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

     4.1 Due Organization; Good Standing and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own, lease and operate the properties to be sold hereunder and to conduct the Purchased Business as now conducted by it. The Seller has all corporate power and authority to enter into this Agreement, the Assignment and Assumption Agreements and the Other Agreements and to perform its obligations hereunder and thereunder. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in the State of Texas and in each of the other jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the Purchased Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

     4.2 Authorization and Validity of Agreements. The execution, delivery and performance of this Agreement, the Assignment and Assumption Agreements and the Other Agreements by the Seller and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Seller. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by the Seller of this Agreement, the Assignment and Assumption Agreements and the Other Agreements, and the consummation by the Seller of the transactions contemplated hereby or thereby. This Agreement has been, and upon the Closing, the Assignment and Assumption Agreements and the Other Agreements will be, duly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

     4.3 No Approvals or Notices Required; No Conflict with Instruments to which the Seller is a Party. Except for the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and as described in Schedule 4.3, the execution, delivery and performance of this Agreement, the Assignment and Assumption Agreements and the Other Agreements by the Seller and the consummation by it of the transactions contemplated thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Seller, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Seller under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of the Purchased Business pursuant to, the charter or by-laws of the Seller, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Seller is a party or by which the Seller or any of the Assets held by it is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     4.4  Financial Information.

     (a) Subject to the qualifications, assumptions and other limitations specified in the SEC Financial Information, the SEC Financial Information (i) will have been prepared in accordance with GAAP consistently applied, (ii) will present fairly, in all material respects, the financial condition, results of operations and cash flow of the Purchased Business as of the dates or for the periods indicated therein and (iii) will be accompanied by an audit report issued by Arthur Andersen LLP.

     (b) Except as set forth on Schedule 4.4(b), from December 31, 1994 to the date hereof the Seller has not incurred any material liabilities or obligations, fixed, contingent, accrued or otherwise, that relate or are allocable to the Purchased Business and that have had or will have a Material Adverse Effect, and since December 31, 1994 the Seller has conducted the Purchased Business in all material respects in the ordinary course, consistent with past practice.

     4.5  Title to  Properties; Absence of Liens and Encumbrances; Leases.

     (a) The Seller has good and indefeasible title to all of the Matagorda Land described in the Deed, free and clear of all encumbrances or other restrictions of any kind or nature, except (i) those exceptions contained in the Deed, (ii) liens for current taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iii) liens or mortgages that will be removed prior to the Closing Date, (iv) liens of employees and laborers for current wages not yet due; (v) building, zoning and health regulations of the jurisdictions in which the Assets are located; and
(vi) such imperfections of title, easements, pledges, charges and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets as they are currently being used or as otherwise would not reasonably be expected to have a Material Adverse Effect. The Matagorda Facility is located within the boundaries of the Matagorda Land.

     (b) The Seller is the sole lessee under the Victoria Lease and the leases to the Terminals and Warehouses (collectively, the "Leaseholds," with the premises the subject of such being referred to herein as the "Leased Premises"), the sole party entitled to the Leasehold interests in favor of the lessee thereunder, and the sole owner of the improvements situated on the Victoria Facility, free and clear of all liens and other matters affecting the Leaseholds except as described on Schedule 4.5(b) or such imperfections of title, easements, pledges, charges and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets or as otherwise would not reasonably be expected to have a Material Adverse Effect. Seller has neither received from nor delivered to the lessors under the Leaseholds any written notice of termination of the respective Leaseholds. True and complete copies of all written lease agreements (including any written amendments or modifications thereof) constituting, or evidencing the terms of, the Leaseholds have been delivered to the Buyer. No material default or event of default on the part of the Seller under the provisions of any of the Leaseholds, and to the knowledge of the Seller no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of the Seller, has occurred (which default or event of default has not been cured). Seller has received no written notice from any lessor under any Leasehold, that any material default or event of default on the part of the Seller as lessee under the provisions of any Leaseholds, or that any event that with the giving of notice or passage of time or both would constitute such a default or an event of default on the part of the Seller as lessee, has occurred (which default or event of default has not been cured). To the knowledge of the Seller, no material default or event of default on the part of the lessor under the provisions of any of such Leaseholds, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of any such lessor, has occurred (which default or event of default has not been cured).
The Victoria Facility and each of the Terminals and Warehouses are located within the boundaries of the property covered by their respective Leaseholds.

     (c) Except as described on Schedule 4.5(c), the Seller has good title to all of the personal property purported to be owned by it, free and clear of all encumbrances and claims, except for liens for taxes not yet due and payable and such charges and encumbrances, if any, that do not in the aggregate materially detract from the value or materially interfere with the use of the Assets (as they are currently being used) or as otherwise would not reasonably be expected to have a Material Adverse Effect.

     4.6 Title Matters; Defects in Improvements. To Seller's knowledge, there are no trespassers or other adverse parties in possession on or affecting the Matagorda Land or the Leased Premises. The Seller has not granted and is not party to any unrecorded options, rights of refusal, sales contracts or other such contractual rights in favor of any third parties relating to the Matagorda Land or the Leased Premises except as disclosed to Buyer in writing prior to the Closing. No written notice has been received by Seller from any insurance company with respect to the Matagorda Land or the Leased Premises or by any board of fire underwriters claiming any material defects or deficiencies or requiring the performance of any repairs, replacement, alteration or other work relating to the improvements situated thereon (in each case, which have not been cured).

     4.7 List of HDPE Technology; Material Contracts; Government Licenses. The following Schedules set forth certain information with respect to certain Assets and the Seller:

     (a) Schedule 4.7(a) contains a complete and correct list of (i) all of the Seller's relevant patents, pending patent applications, invention disclosures, registered copyrights and registered copyrighted software that are used in and relate principally to the Purchased Business,

(ii) all other written or otherwise documented material technical information, know-how and processes that are used in and relate principally to the Purchased Business, (iii) any intellectual property under development that the Seller reasonably believes could have a material application in the Purchased Business,
(iv) all material nongovernmental licenses or sublicenses utilized in the manufacture, use and sale of HDPE by the Purchased Business granted by or to the Seller and (v) all material licenses and joint research and development agreements between Seller and third parties relating to the manufacture, use and sale of HDPE, and all other material covenants or agreements to which the Seller is a party, which relate principally to any items of the categories mentioned above in this paragraph 4.7(a).

     (b) Schedule 4.7(b) contains a complete and correct list of all of the following Contracts ("Material Contracts") as of the date of this Agreement:

          (i) maintenance agreements material to the operation of the Purchased Business or use of the Assets,

          (ii) service agreements (other than those with respect to the Victoria Facility listed pursuant to clause (viii) below) material to the operation of the Purchased Business or use of the Assets,

          (iii) purchase commitments for feedstocks that require an annual expenditure of more than $50,000 or that are not cancelable on 30 or fewer days notice without penalty,

          (iv) utility agreements and arrangements that require an annual expenditure of more than $50,000 or that are not cancelable on 30 or fewer days notice without penalty,

          (v) transportation agreements that require an annual expenditure of more than $50,000 or that are not cancelable on 30 or fewer days notice without penalty,

          (vi) products sales agreements (it being understood that such list shall not include the names of customers as of the date of this Agreement but such list shall be supplemented to include such information after the condition in Section 7.1(b) shall have been satisfied),

          (vii) leases under which the Seller is a lessor or lessee (including railcar leases),

          (viii) service agreements related to the Victoria Facility that are material to the operation of the Purchased Business or use of the Assets; material access and easement agreements related to the Victoria Facility, and

          (ix) other contracts, advertising and promotional agreements, and other agreements or arrangements, related principally to the normal operation and conduct of the Purchased Business to which the Seller is a party or any of the Assets is subject, but excluding any such contracts, agreements or arrangements entered into in the ordinary course of business that are either (i) cancelable on not more than 30 days notice without penalty or (ii) do not individually require an annual expenditure of more than $50,000.

     (c) Schedule 4.7(c) is a complete and correct list of all material Government Licenses; and

     (d) Except as described on Schedule 4.7(d), (i) true and complete copies of all documents relating to the Seller (including all amendments thereto) referred to in Schedules 4.7(a), 4.7(b) and 4.7(c) have been delivered to the Buyer as of the date of this Agreement; (ii) all rights, licenses, leases, registrations, contracts, commitments and other arrangements relating to the Purchased Business referred to in such Schedules are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect; and (iii) except for such breaches, defaults and events which would not reasonably be expected to have a Material Adverse Effect, the Seller is not in breach or default in the performance of any obligation thereunder and, to the Seller's knowledge, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder.

     4.8 HDPE Technology and Similar Rights. Except as described on Schedule 4.8, the Seller owns or is licensed to use all of the Intellectual Property and all of the Licensed Technology, and the Intellectual Property and the Licensed Technology together constitute all relevant patents, pending patent applications, invention disclosures, copyrights, software, trade secrets, technical information, technology, know-how, and processes necessary for the normal operation and conduct of the Purchased Business as it is currently operated and conducted, except where the failure to have such ownership or licenses would not reasonably be expected to have a Material Adverse Effect.

     4.9 Government Licenses, Permits and Related Approvals. Except as described on Schedule 4.9, the Government Licenses constitute all those necessary for the normal operation and conduct of the Purchased Business as it is currently operated and conducted, except where the failure to have such Government Licenses would not reasonably be expected to have a Material Adverse Effect.

     4.10 All Necessary Assets. To the Seller's knowledge, the Assets together with the rights under the Assignment and Assumption Agreements and the Other Agreements constitute all property and other rights necessary to enable the Buyer to operate and conduct the Purchased Business in substantially the same manner as it is being operated and conducted on the date of this Agreement, except in all cases where the failure of the Buyer to acquire such property or other rights by conveyance or license would not in the aggregate reasonably be expected to have a Material Adverse Effect.

     4.11 Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on Schedule 4.11, the Seller is operating and conducting the

Purchased Business in compliance with all applicable laws, ordinances, regulations, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

     4.12 Legal Proceedings. Except as described in Schedule 4.12, there is no litigation, proceeding, claim, grievance, arbitration, investigation or other action to which the Seller is a party (i) that is pending or, to the knowledge of the Seller, threatened, (ii) that relates in any way to the Assets, to the operation or conduct of the Purchased Business, or to the transactions contemplated by this Agreement, and (iii) that upon resolution would reasonably be expected to have a Material Adverse Effect. It is understood that the Seller shall retain all liability for all such litigations, proceedings, claims, grievances, arbitrations, investigations or other actions and that such information listed on Schedule 4.12 is provided to the Buyer for informational purposes only.

     4.13 Employee Benefit Plans.

     (a) Schedule 4.13 lists the following plans, programs or agreements that are currently sponsored, maintained or contributed to by the Seller, or to which the Seller is required to contribute, for the benefit of the employees of the Seller whose work relates solely and exclusively to the Purchased Business (the "Employees"):

          (i) each "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("ERISA Plan"); and

          (ii) each written stock option, stock purchase or stock grant plan, bonus, profit sharing or annuity plan or arrangement, personnel policy, commission and/or incentive award or compensation plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation excess or supplemental income plan or arrangement, employment agreement, collective bargaining agreement, or any other plan, agreement, arrangement, program or practice providing holiday, sickness, option days (including notice), termination of job guarantee pay or benefits, or fringe benefits and each other employee benefit plan, agreement, arrangement, program or practice, which is not described in Section 4.13(a)(i) (collectively, the "Benefit Programs or Agreements"), under which the Seller has or may have any liability or obligation, contingent or otherwise.

     (b) To the Seller's knowledge, true, correct, and complete copies of each of the ERISA Plans, including all amendments thereto, have been furnished or made available to the Buyer. To the Seller's knowledge, there have also been furnished or made available to the Buyer, true, correct, and complete copies of all Benefit Programs or Agreements. There have also been furnished to the Buyer with respect to each ERISA Plan and Benefit Program or Agreement the most recent summary plan description, if applicable.

     (c) Except as described in Schedule 4.13, to the Seller's knowledge, it is not obligated under any agreement or other arrangement, other than the ERISA Plans or Benefit Programs or Agreements, pursuant to which compensation or benefits will become payable as a result of the consummation of the transactions contemplated in this Agreement.

     (d) None of the Seller's welfare benefit plans (as defined in Section 3(1) of ERISA) provides for or promises retiree medical, disability or life insurance benefits to any Employee or any person who was formerly employed by the Seller primarily in connection with the Purchased Business, other than as disclosed on
Schedule 4.13.

     (e) The Seller's Qualified Plans are intended to meet the requirements for qualification under Section 401(a) of the Code and have received favorable determination letters from the Internal Revenue Service which are currently applicable and effective.

     (f) With respect to any employee benefit plan, within the meaning of
Section 3(3) of ERISA, which is sponsored, maintained or contributed to by the Seller or any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the Code or
Section 4001 of ERISA ("Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by the Seller or any Commonly Controlled Entity, which withdrawal liability has not been satisfied and would reasonably be expected to have a Material Adverse Effect, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Seller or any Commonly Controlled Entity, which liability has not been satisfied and would reasonably be expected to have a Material Adverse Effect, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, has been incurred, which deficiency has resulted in the imposition of a lien on any of the Assets; and (iv) no liability to any person or governmental entity that would reasonably be expected to have a Material Adverse Effect has been incurred by the Seller or any Commonly Controlled Entity for any failure of any such plan to comply with the requirements of Section 4980B of the Code and Part 6 of Title I of ERISA.

     (g) None of the Seller's ERISA Plans or Benefit Programs or Agreements require that they be maintained or assumed by the Buyer as a result of the transactions contemplated by this Agreement.

     4.14 Tax Matters.  Except as described on Schedule 4.14,

     (a) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

     (b) None of the Assets is property which is required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

     (c) None of the Assets is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

     (d) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt.

     (e) No taxing authority has proposed any adjustment, assessment or deficiency with respect to any matter relating to the Purchased Business or the Assets.

     (f) No rulings are pending with any taxing authority with respect to the Purchased Business or the Assets.

     4.15 Certain Fees. Neither the Seller nor any of its officers, directors or employees, on behalf of the Seller, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.16 Environmental Matters.

     (a) Except as described on Schedule 4.16, (i) the Matagorda Land, the Leased Premises and the Seller's operations in connection with the Purchased Business are in material compliance with all Environmental Laws and (ii) to the extent arising out of the Seller's ownership or use of the Assets or operation of the Purchased Business, there are no Hazardous Materials held, located, released, generated, treated, stored or disposed of, on, under or from the Matagorda Land or the Leased Premises or in, on or from any fixtures or improvement thereon in excess of any standard prescribed or permitted by any Environmental Laws or which require corrective or other action pursuant to the provisions of any Environmental Laws.

     (b) The Seller has not received any notice from any federal, state, or local agency naming the Seller as a potentially responsible party ("PRP"), or otherwise notifying the Seller of any potential liability under either the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, ("CERCLA" or "Superfund"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or any state statute, rule or local regulation imposing liability similar to CERCLA or RCRA that relates in any way to any Hazardous Materials generated by or derived from the operations on the Matagorda Land or the Leased Premises; nor has the Seller received any comparable claim or notice from any private party.

     (c) The Seller has provided the Buyer with all material written information in the possession of the Seller with respect to any event or condition which reasonably could be expected to result in an Environmental Claim with respect to the Matagorda Land or Leased Premises.

     (d) Except as described on Schedule 4.16, to the knowledge of the Seller, and without regard to any equipment that may be owned or operated by any public utility, with respect to PCBs, the Seller neither uses nor stores, on the Matagorda Land or Leased Premises, any "PCB Transformers," as defined in the Toxic Substances Control Act of 1976, as amended, 42 USCA Section 2601 et seq. ("TSCA"), and the regulations promulgated thereunder. Except as described on
Schedule 4.16, to the knowledge of the Seller, and without regard to any equipment that may be owned or operated by any public utility, (i) the Seller neither uses nor stores any electrical equipment known to contain more than 50 parts per million of PCBs and (ii) all capacitors known to contain more than 50 parts per million of PCBs have been removed from the Matagorda Land and Leased Premises.

     (e) To the knowledge of the Seller, the Seller has submitted any Premanufacture Notices or Notices of Commencement for products currently manufactured at the Facilities required by TSCA or the regulations promulgated thereunder.

     (f) Except as described on Schedule 4.16, to the knowledge of the Seller, the equipment at the Facilities, Terminals and Warehouses is in material compliance with any applicable New Source Performance Standards, as that term is defined in Section 111 of the Clean Air Act, as amended, 42 USCA Section 7401 et seq. and in the regulations promulgated thereunder.

     (g) The Seller has, and except as disclosed on Schedule 4.16 is in material compliance with, all permits, licenses, approvals, permission, or authorizations necessary for its operations in connection with the Purchased Business to comply in all material respects with Environmental Laws.

     (h) Except as described on Schedule 4.16, (i) the Seller has not received written notice of any actual, impending, or potential proceedings, allegations, claims, losses, actions, investigations or inquiries of any kind in connection with the Purchased Business and Environmental Laws or Hazardous Materials ("Environmental Proceedings") and (ii) the Seller has no knowledge of any facts, events or occurrences that would reasonably be expected to result in any Environmental Proceedings being brought which, if determined adversely to the Seller, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     (i) The Seller is not party to, and is not to Seller's knowledge subject to the terms of, any consent order, consent judgment, consent decree, court or administrative order or judgement, agreement, schedule, or decree issued by any administrative agency or court of competent jurisdiction with respect to the Purchased Business.

     4.17 Employment Matters. Except as described in Schedule 4.12, there are no material labor or employment controversies pending or, to the knowledge of the Seller, threatened between the Seller and the Employees. Seller is not a party to any collective bargaining or union contract applicable to the Employees and, to the Seller's knowledge, there does not exist any current union organizational effort with respect to the Employees.

     4.18 Investigation to Acquire Knowledge. Each of the persons covered by the definition of "knowledge" set forth in Article 1 has reviewed, with counsel to the Seller, the other representations and warranties contained in, and the Schedules that relate to, this Article 4 to the extent that they relate to such person's area of responsibility or expertise and has made a reasonable inquiry as to the accuracy and completeness of such representations, warranties and Schedules.


ARTICLE 5. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

     5.1 Due Organization; Good Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all corporate power and authority to enter into this Agreement, the Assignment and Assumption Agreements and the Other Agreements and to perform its obligations hereunder and thereunder. The Buyer is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in the State of Texas and in each of the other jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the ability of the Buyer to perform its obligations hereunder or under the Assignment and Assumption Agreements or the Other Agreements.

     5.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement, the Assignment and Assumption Agreements and the Other Agreements by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate action is necessary for the authorization, execution, delivery and performance by the Buyer of this Agreement, the Assignment and Assumption Agreements and the Other Agreements and the consummation by the Buyer of the transactions contemplated hereby or thereby. This Agreement has been, and upon the Closing the Assignment and Assumption Agreements and the Other Agreements, will be duly executed and delivered by the Buyer and constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

     5.3 No Approvals or Notices Required; No Conflict with Instruments to which the Buyer is a Party. Except for the HSR Act, the execution, delivery and performance of this Agreement, the Assignment and Assumption Agreements and the Other Agreements by the Buyer and the consummation by it of the transactions contemplated thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Buyer, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not in the aggregate reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder or thereunder, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Buyer under, the charter or bylaws of the Buyer, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder or thereunder.

     5.4 Employee Benefit Plans. Schedule 5.4 lists each ERISA Plan and Benefit Program or Agreement that is currently sponsored, maintained or contributed to by the Buyer, or to which the Buyer is required to contribute for the benefit of the Buyer's employees, in which the Offered Employees will participate. The Buyer has furnished or made available to the Seller the most recent summary plan descriptions, if applicable, with respect to each such ERISA Plan and Benefit Programs or Agreements.

     The Buyer's 401(k) and Savings Plans are intended to meet the requirements for qualification under Section 401(a) of the Code and have received favorable determination letters from the Internal Revenue Service which are currently applicable and effective.

     The Buyer intends that any successor to the Buyer's 401(k) and Savings Plans will also meet the requirements for qualification under Sections 401(a) and 401(k) of the Code and the Buyer shall seek a favorable determination letter from the Internal Revenue Service as soon as reasonably practicable for any such successor plan.

     5.5 Certain Fees. Except for the fees and expenses of Salomon Brothers Inc, which will be paid by the Buyer, neither the Buyer, nor its affiliates nor any of their respective officers, directors or employees, on behalf of any of them, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.


ARTICLE 6.  Covenants.

     6.1 Access to Information. The Seller agrees that, during the period commencing on the date hereof and ending at the Closing, (i) it will give or cause to be given to the Buyer and its representatives reasonable access during normal business hours to the offices, plants, properties, books and records of the Seller relating to the Assets or Purchased Business, (ii) it will furnish or cause to be furnished to the Buyer such financial and operating data and any other information with respect to the business and properties of the Purchased Business and (iii) the Buyer and its representatives shall be entitled to reasonable access during normal business hours to the representatives, officers, employees and contractors of the Seller involved in the

Purchased Business, in the case of each of (i), (ii) and (iii), as the Buyer may reasonably request; provided that the Buyer shall not take any action to supervise the Employees or otherwise operate the Purchased Business. The Seller shall have the right to have its representatives present at any discussions between the Buyer and any of the persons specified in this Section, and the Buyer agrees to schedule such discussions through the Seller. Notwithstanding the foregoing provisions of this Section, the Buyer (i) shall not be entitled access to any corporate books and records or records relating to income taxes at any time and (ii) shall not be entitled to access to any names of customers unless and until the condition set forth in Section 7.1(b) has been satisfied. Notwithstanding the foregoing, the Seller shall not be obligated to provide access to any information with respect to the Nissan license that would result in a breach of such license until such time that the consent of the licensors shall have been received. The Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably practicable.

     6.2 Conduct of the Purchased Business Pending the Closing Date. The Seller agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by the Buyer, during the period commencing on the date hereof and ending on the Closing Date, it will:

     (a) operate and maintain the Purchased Business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work) and, to the extent consistent with such operation and maintenance, use its commercially reasonable efforts (which shall not require the incurrence of any expense not otherwise required to be incurred in the ordinary course of business) to preserve the present business organization of the Purchased Business intact, keep available the services of the present Employees and preserve its present relationships with all persons having business dealings with the Purchased Business;

     (b) maintain its books, accounts and records relating to the Purchased Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all laws and contractual obligations applicable to the Purchased Business or to the conduct of the Purchased Business and perform all of its material obligations relating to the Purchased Business;

     (c) not (i) modify or change in any material respect any of the Assets or dispose of any material Asset except for (A) inventory, equipment, supplies and other Assets sold or otherwise disposed of in the ordinary course of business and (B) any Assets that in the ordinary course of business are replaced with substantially similar Assets, (ii) enter into any contract, commitment or agreement that would be material to the operation of the Purchased Business or use of the Assets or, except as expressly contemplated by this Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such contract, commitment or agreement, (iii) modify or change in any material respect any obligation under the Government Licenses, (iv) modify or change in any material respect the manner in which it markets and sells the products produced by the Purchased Business, or (v) agree, whether in writing or otherwise, to do any of the foregoing;

     (d) not (i) permit or allow any of the Assets to become subject to any liens except liens permitted under clauses (i), (ii) (iv), (v) and (vi) of
Section 4.5(a) hereof, (ii) waive any material claims or rights relating to the Purchased Business, (iii) grant any increase in the compensation or benefits of any of the Employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except (A) for reasonable increases in the ordinary course of business that are consistent with past practice or (B) for reasonable payments in normal sales compensation plans, including bonuses, or (iv) agree, whether in writing or otherwise, to do any of the foregoing; and

     (e) not take any action that would result in the representations in Section 4.4(b) not being true as of the Closing Date if the representations were given for the period from December 31, 1994 through the Closing Date;

     (f) The Buyer hereby covenants and agrees to respond to any and all of the Seller's requests for consents required pursuant to this Section as promptly as reasonably practicable, and in any event within four business days, or in an emergency, as soon as the circumstances may dictate; provided that, in either case, the Buyer shall have been provided with all information it may reasonably request or that is otherwise reasonably necessary to evaluate such request for consent. The Buyer's failure to respond on the fourth business day following the Seller's request shall be deemed to be the granting of the Buyer's consent to the transaction or action requested and the Seller shall be entitled to rely upon such deemed consent to the same extent as if such consent had been expressly granted.

     6.3 Risk of Loss. On or prior to the Closing, risk of loss, damage or destruction to the Assets and risk of taking of the Facilities, Terminals, Warehouses or any other portion of the Purchased Business by eminent domain shall be borne by the Seller. In the event of any such loss, damage or destruction not repaired or replaced by the Seller, the Buyer on or prior to the Closing shall have the option of (a) causing the Seller to assign and transfer to the Buyer all such proceeds receivable under any insurance policy for any such loss, damage or destruction or the receivable from any such taking by eminent domain, as the case may be, or (b) reducing the Purchase Price by the amount of the reasonable good faith estimate of the cost of repair or replacement or the reasonable good faith estimate of the amount of proceeds from such taking by eminent domain, as the case may be, and in either event the Closing shall be consummated pursuant to this Agreement; provided that if the reasonable good faith estimate of the cost of repair or replacement related to the loss, damage or destruction is equal to an aggregate amount in excess of $75,000,000, the Seller may terminate this Agreement under Article 9. Nothing in this Section 6.3 shall be deemed to limit the Buyer's rights under Section 7.2(c) or Article 9.

     6.4 Title to the Matagorda Land. As soon as possible (and in no event later than ten days prior to the Closing Date), the Seller shall notify the Buyer in writing if the Seller determines that it is unable to satisfy the conditions on the quality of title as set forth in Section 4.5 and deliver its deed in substantially the form of the Deed. Such notice shall specify the particular defect or defects and give a reasonable good faith estimate of the dollar amounts that would be required to cure each such defect. In the event the Seller gives such notice and the defects in the aggregate could not reasonably be expected to have a Material Adverse Effect, the Seller shall indicate that it will either cure such defects prior to the Closing Date or provide the Buyer with full indemnification with respect to such defects. If the defects in the aggregate could reasonably be expected to have a Material Adverse Effect, the Buyer may reject title by giving notice to the Seller not more than five days after the Buyer has received notice from the Seller. If the Buyer shall so reject title, the Seller shall have the right in its sole discretion: (i) to terminate this Agreement or (ii) to adjourn the Closing for a period not exceeding 30 days in the aggregate, during which time the Seller may cure such defects to title. The Buyer's failure to so reject title shall be deemed an election by the Buyer to waive the noticed defects in the title, and the Buyer shall thereupon take and accept title to such property, subject to such matters of which it has received notice from the Seller, and for which no notice of rejection was given; provided, however, that at the Seller's option either (i) the Fixed Amount (and thus the Purchase Price) shall be reduced by the dollar amount estimated by the Seller as necessary to cure such defects or (ii) the Seller shall provide the Buyer with a separate, unlimited indemnity in form and substance reasonably satisfactory to the Buyer with respect to such defects.

     6.5 Other Agreements. Contemporaneously with the Closing, the Seller and the Buyer will enter into the following agreements (the "Other Agreements"):

          (i)  The Rolling Stock Subleases;

          (ii)  The Technology License;

          (iii) An Ethylene Supply Agreement, substantially in the form of Exhibit L;

          (iv)  The CB Agreement;

          (v)  The CB Lease;

          (vi) A Transition Agreement, substantially in the form of Exhibit M (the "Transition Agreement");

          (vii) The Terminal Sublease(s) and Warehouse Sublease(s) in form and substance reasonably satisfactory to the Buyer and the Seller and with the Warehouse Sublease for the SI Warehouse having the terms and conditions described in Exhibit I; and

          (viii) A Joint Development Agreement in form and substance reasonably satisfactory to the Seller and the Buyer having the terms and conditions described on Exhibit N ("Joint Development Agreement").

     6.6  Further Actions.

     (a) Subject to the terms and conditions hereof, the Seller and the Buyer agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to confirm that such transactions have been accomplished, including without limitation using all commercially reasonable efforts (without commencement of litigation): (i) to obtain prior to the Closing Date all Governmental Licenses or consents to the transfer of any Government Licenses that are transferable by the Seller and, (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

     (b) The Seller shall use its commercially reasonable efforts to procure all consents, approvals or waivers (collectively, "Consents") that are necessary to assign the Contracts. Subject to Section 7.2(d), but notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that at the Closing the Seller will not assign to the Buyer any Contract or warranties which by their terms require Consent from any other contracting party thereto unless any such Consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract or warranty, after the Closing Date, the Seller shall continue as the prime contracting party and, if required by the Buyer, shall use its commercially reasonable efforts to obtain any Consents of all required parties to the assignment of such Contract or warranty, but the Buyer shall be entitled to the benefits of such Contract or warranty accruing after the Closing Date to the extent that the Seller may provide the Buyer with such benefits without violating the terms of such Contract or warranty, and the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such Contract or warranty the benefits of which the Buyer is receiving after the Closing Date. Before and after the Closing, the Buyer will use its commercially reasonable efforts and cooperate with the Seller in obtaining any necessary Consents to the assignment of the Contracts, including, without limitation, by furnishing to the Seller or other parties to any Contract summary financial information and other information with respect to the Buyer reasonably requested by the Seller or such other parties and taking any such other actions (which, subject to any provisions to the contrary included in any Other Agreement, shall not include the incurrence of any expense not otherwise required to be incurred) as the Seller or such other parties may reasonably request for the purpose of obtaining any releases, waivers or terminations as the Seller may reasonably request on behalf of itself or any affiliate. If the Seller obtains a Consent to assign any Contract after the Closing, each such Contract shall be deemed to be assigned to the Buyer promptly after the Seller obtains such Consent. No representation is made by the Seller with respect to whether any Consent to assign a Contract will be obtainable, and in no event shall the Purchase Price be subject to reduction as a result of any Contract not being assigned to the Buyer at the Closing by virtue of the necessary Consent not being obtained.

     (c) The Seller shall keep the Buyer fully informed from time to time as the Buyer shall reasonably request as to the status of all Consents as to Material Contracts being sought by the Seller pursuant to paragraph 6.6(b) above.

     (d) Prior to the Closing, the Seller and the Buyer shall observe their respective obligations under Sections 3.2(b) and (c) and under Section 3.1(b) as such section applies to Section 3.1(a)(ii), in each case of the Transition Agreement.

     6.7 Antitrust and Other Laws. Each of the Seller and the Buyer has made all filings under the HSR Act required by it in connection with the consummation of the transaction contemplated hereby. In addition, each of the Seller and the Buyer shall make any additional filings or submissions, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any such additional filings or submissions required by any governmental agency, including, without limitation, any additional filings necessary under the HSR Act.

     6.8  Turnaround at Victoria Facility.

     (a) The Buyer understands that the Seller intends to perform a maintenance "turnaround" on the Victoria Facility. The Seller, at its sole cost and expense, shall take such action that may be reasonably necessary or appropriate in order for the Seller to perform up to the Closing Date the turnaround in accordance with the schedule and scope described on Schedule 6.8 (but in all events consistent with commercially prudent and safe operating practices). To the extent occurring prior to the Closing Date, the Seller shall notify the Buyer five days prior to each of the commencement of the turnaround and the estimated start-up of the Victoria Facility after completion of the turnaround and shall permit representatives of the Buyer reasonable access to the plant for the purpose of observing the turnaround, the start-up and the subsequent operation of the Victoria Facility.

     (b) In the event that the turnaround has not been completed in advance of the Closing Date, which event the parties acknowledge will likely occur given the schedule described on Schedule 6.8, the Buyer shall take such action as may be reasonably necessary in order to perform the turnaround in accordance with the schedule and scope described on Schedule 6.8 (but in all events consistent with commercially prudent and safe operating practices) and the Seller shall promptly reimburse the Buyer for all out of pocket costs and expenses of completing the turnaround (excluding any production costs, lost or prospective profits, or special, consequential, incidental or indirect losses or damages) in accordance with Schedule 6.8. The Buyer shall present to the Seller invoices for any such costs and expenses, which shall include a break down of such costs and expenses in sufficient detail for the Seller to determine the particular purposes of the expenditure as it relates to the turnaround and the Buyer will attach thereto copies of all applicable invoices from third parties. After the Closing Date, the Buyer shall permit representatives of the Seller reasonable access to the plant for the purpose of observing the turnaround and the start-up of the Victoria Facility and reasonable access during normal business hours to the books, records, officers and representatives of the Buyer for the purpose of verifying any costs and expenses for which reimbursement is sought under this
Section 6.8(b).

     6.9  Notifications.

     (a) The Seller shall notify the Buyer and keep it advised as to (i) any litigation or administrative proceeding that is either pending or, to its knowledge, threatened against the Seller which challenges the transactions contemplated hereby; (ii) any material damage to or destruction of the Assets;
(iii) any change which would reasonably be expected to have a Material Adverse Effect and (iv) any fact of which the Seller has knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied.

     (b) The Buyer shall notify the Seller and keep it advised as to (i) any litigation or administrative proceeding that is either pending or, to its knowledge, threatened against the Buyer which challenges in any material respect the transactions contemplated hereby, (ii) any change which would reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations hereunder, (iii) any fact of which it has knowledge that indicates that any representation or warranty of the Seller herein is reasonably likely not to be true and correct so that the Seller shall have the opportunity to cure any claimed breach of a representation or warranty prior to Closing Date and
(iv) any fact of which the Buyer has knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied.

     6.10 No Solicitation. Until the termination of this Agreement, the Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from, any person relating to any acquisition or purchase of any or all of the Assets other than sales of HDPE in the ordinary course of business or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any of the foregoing; provided, however, that nothing contained in this Section shall prohibit the Board of Directors of the Seller or the Board of Directors of Occidental Petroleum Corporation ("Occidental") from (i) furnishing information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide proposal in writing by such person or entity to acquire the Assets or the Purchased Business pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire a substantial portion of the stock or assets of the Seller, if, and only to the extent that the Board of Directors of the Seller or the Board of Directors of Occidental, after consultation with and based upon the advice of independent legal counsel (who may be such company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

     6.11 Furnishing Financial Information.

     (a) On or before April 28, 1995, the Seller will furnish to the Buyer audited financial statements for the Purchased Business for each of the fiscal years ended December 31, 1993 and 1994 (collectively, the "SEC Financial Information").

     (b) As soon as they become available but in any event by June 15, 1995, the Seller will deliver to the Buyer unaudited financial statements and the notes thereto (which may be condensed in a manner consistent with the usual presentation made in the Seller's or its ultimate parent's quarterly financial statements) relating to the Purchased Business for the three-month period ended March 31, 1995, including a balance sheet, a statement of income, a statement of cash flows and the notes thereto, all of which will be prepared consistently with internal accounting and evaluation procedures applied on a basis consistent with the SEC Financial Information.

     6.12 Victoria Metering Facilities. The Excluded Assets include the metering facilities (the "Metering Facilities") at the ethylene supply pipeline up to existing orifice 4092 located at the Victoria Facility, which have not yet been adequately described. Promptly after the Metering Facilities have been described, the Assignment of Victoria Lease shall be modified to provide for a reservation by the Seller of title to the Metering Facilities and a grant by Buyer to the Seller of an easement free of cost for the real property under the Metering Facilities.

     6.13 Inspection of Rolling Stock. Prior to the Closing, the Buyer shall have the right to perform a random inspection during normal business hours of the rolling stock that is subject to the Rolling Stock Subleases.


ARTICLE 7.  Conditions Precedent.

     7.1 Conditions Precedent to Obligations of Both Parties. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a) No Injunction, etc. No preliminary or permanent injunction or other order issued by any federal, provincial or state court of competent jurisdiction in the United States or by any United States federal, provincial or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, provincial or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect; provided, that before any determination is made to the effect that this condition has not been satisfied, the Seller and the Buyer shall each use commercially reasonable efforts and take such other actions as may be reasonably necessary, at its own expense, to have such order or injunction lifted or dismissed.

     (b) Antitrust Matters. Any filings required to be made by the Buyer and the Seller under the HSR Act shall have been made, and the specified waiting periods thereunder shall have expired or been terminated.

     (c) Governmental Consents. All consents required in connection with the assignment of the Governmental Licenses listed on Schedule 7.1(c) shall have been obtained.

     7.2 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. All representations and warranties, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, of the Seller contained herein shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that to the extent that any such representation or warranty refers to financial or other information that is made as of a specified date, such financial or other information shall have been true and correct as of such date.

     (b) Performance of Agreements. The Seller shall in all material respects have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (c) Significant Events and Incidental Losses. After the date of this Agreement, no event, occurrence or other matter has occurred that would reasonably be expected to have a Material Adverse Effect.

     (d) Third Party Consents. All agreements and consents of any third party required in connection with the assignment of any of the Contracts listed on
Schedule 7.2(d) shall have been obtained.

     (e) Draft Amended Permit. In connection with hexane emissions at the Matagorda Facility that are in excess of the emission levels allowed under the air operating permit in effect for the Matagorda Facility as of the date of this Agreement, the TNRCC shall have issued, and the Seller shall have delivered to the Buyer, draft provisions of an amended air operating permit (including a compliance plan and schedule) on terms that are substantially consistent with, and in any event not materially more onerous than, the draft plan submitted to the TNRCC by the Seller on March 24, 1995 (the "Matagorda Plan").

     (f) Officer's Certificate. The Buyer shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Seller, to the effect that, to the knowledge, information and belief of such officer, the conditions specified in the above paragraphs have been fulfilled.

     (g) Other Agreements. The Seller shall have executed and delivered to the Buyer the Other Agreements.

     (h) Occidental Petroleum Corporation Guarantee. The Buyer shall have received a guarantee substantially in the form of Exhibit O hereto executed by Occidental Petroleum Corporation.

     (i) Opinion. The Buyer shall have received the opinion of an Associate General Counsel to the Seller, substantially in the form of Exhibit P hereto.

     (j) SEC Financial Information. The Seller shall have delivered the SEC Financial Information to the Buyer in accordance with Section 6.11.

     7.3 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of each of the following conditions:

     (a) Accuracy of Representations and Warranties. All representations and warranties of the Buyer or any officer of the Buyer contained herein or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty refers to financial or other information that is made as of a specified date, in which case such financial or other information shall have been true and correct as of such date.

     (b) Performance of Agreements. The Buyer shall in all material respects have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (c) Officer's Certificate. The Seller shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Buyer to the effect that, to the knowledge, information and belief of such officer, the conditions specified in the paragraphs above have been fulfilled.

     (d) Other Agreements. The Buyer shall have executed and delivered to the Seller the Other Agreements.

     (e) Opinion. The Seller shall have received the opinion of the General Counsel of the Buyer, substantially in the form of Exhibit Q hereto.


ARTICLE 8.  Employee Relations and Benefits.

     8.1  General.

     (a) Schedule 8.1 lists the Employees as of the date of this Agreement. The Buyer shall offer employment to the Employees as of the Closing Date; provided, however, that the

Buyer may elect not to offer employment to up to 49 Employees who are designated in writing by the Buyer to the Seller as soon as possible but no later than the notice date prior to the applicable Closing Date as set forth on Exhibit R. For purposes of this Agreement and Schedule 8.1, the Employees in the Purchased Business shall not include any person who is receiving long term disability benefits from the Seller. The Employees who are offered and accept employment by the Buyer as of the Closing Date shall hereinafter be referred to as the "Offered Employees."

     Employment of the Offered Employees with the Buyer shall be effective as of the Closing Date; provided, however, that if any Employees are eligible for and receiving short term disability benefits from the Seller, as of the Closing Date, the Buyer's offer of employment to those Employees shall be conditioned on the Buyer's receipt of a physician's release to active employment, as verified by the Buyer's medical provider (with verification not to be withheld unreasonably and to be determined within a reasonable time after such person's request for employment with the Buyer). Employment of any such person by the Buyer shall not be effective until the release is received and verified. Employees receiving short term disability benefits from the Seller as of the Closing Date shall remain employees of the Seller until the effective date of employment with the Buyer or termination by the Seller, if earlier, and the number of Employees receiving short-term disability benefits as of the Closing Date shall reduce the number of Employees that the Buyer may elect not to offer to employ as provided in the preceding paragraph.

     As to the Offered Employees, the Buyer will not cause any period of unemployment between the time employment with the Seller ends and the effective date of employment with the Buyer. The Buyer shall offer employment to the Employees at no less than the same base salary previously paid by the Seller as of the Closing Date. The Buyer, in its sole discretion, also shall provide the Offered Employees with either (i) benefits that are substantially similar to the benefits listed on Schedule 4.13 and provided to the Offered Employees by the Seller as of the Closing Date or (ii) the benefits provided by the Buyer for its other employees generally in accordance with, and subject to the terms of, the Buyer's ERISA Plans and Benefit Programs or Agreements listed on Schedule 5.4, including, without limiting the generality of the foregoing, retiree medical benefits; provided, however, that for purposes of clause (ii), the Buyer, in its sole discretion, may give any Offered Employees who, as of the Closing Date, are participants in a health maintenance organization, the option of continuing as participants in their respective health maintenance organizations on an interim basis. In either case, service credit shall be recognized as provided in
Section 8.1(f). Except as otherwise provided in this Agreement, the Buyer will provide benefits to the Offered Employees effective as of the Closing Date.

     (b) The Seller shall retain sole liability to the Employees and their dependents for any and all claims by such Employees and their dependents arising prior to, or with respect to, such Employees' termination of employment with the Seller. The Buyer is not responsible for and does not assume any liability for the Seller's actions in terminating employment of any Employee (except to the extent that the liability relates to the Buyer's violation of any applicable law or regulation in connection with selection of the Employees offered employment by the

Buyer under Section 8.1(a)). The Buyer shall have sole liability to the Offered Employees and their dependents for any and all claims by the Offered Employees and their dependents during employment with the Buyer on or after the Closing Date, or for any claims which arise from the Offered Employees' termination of employment by the Buyer. The Seller is not responsible for and does not assume any liability for the Buyer's actions in terminating the employment of any Offered Employee. If the Buyer at any time during the one year period beginning on the Closing Date terminates the employment of any Offered Employee for any reason other than for cause, the Buyer shall pay the Offered Employee a severance benefit which shall not be less than the benefit the terminated employee would have received under the Seller's severance pay policy in effect as of the Closing Date.

     (c) The Seller shall retain sole liability for and shall pay all premiums, costs and expenses with respect to unemployment compensation obligations occurring during the Seller's employment of the Employees. The Seller shall be liable for all work-related injury claims of Employees occurring prior to employment of any such Employee by the Buyer, including but not limited to those claims covered by workers' compensation statutes. The Buyer shall be solely liable for and shall pay all premiums, costs and expenses with respect to unemployment compensation obligations occurring during the Buyer's employment of the Offered Employees. The Buyer shall be liable for all work-related injury claims of Offered Employees occurring after employment of the Offered Employees by the Buyer, including but not limited to those claims covered by workers' compensation statutes.

     (d) The Buyer shall not, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any facility, site of employment, operating unit or employee of the Seller affected by this Agreement without complying fully with the notice and all other applicable requirements of WARN.

     (e) The Buyer shall not be required to, and the Buyer and the Seller agree that the Buyer does not, assume by law or otherwise by agreement, either implied or in fact, any of the liabilities for or under any ERISA Plan or any of the Benefit Programs or Agreements sponsored by the Seller, except for the following:

     (i) Payment of 1995 vacation entitlement for Offered Employees, as provided under Section 8.3;

     (ii) Payment of severance to Offered Employees who terminate within one year of employment with the Buyer, as provided under Section 8.1(b);

    (iii) Payment of benefits of the Offered Employees which are accepted by and held in the Buyer's 401(k) and Savings Plans as eligible rollover contributions, according to the terms and conditions of the Buyer's plans; and

     (iv) Payment of medical benefits to Offered Employees, as provided under
          Section 8.2(c).

The Buyer and the Seller agree that the Buyer will not assume or maintain sponsorship of any of the Seller's ERISA Plans or Benefit Programs or Agreements. Nothing in this paragraph shall affect the Buyer's obligations under Article 8.

     (f) The Buyer shall recognize all service credited for the Offered Employees on the Seller's records for purposes of eligibility for benefits and vesting under the Buyer's benefit plans and programs, and calculation of benefits under the Buyer's benefit plans and programs, but the Buyer shall not recognize service credited on the Seller's records for benefit accrual under Buyer's defined benefit pension plan and only actual periods of service with the Buyer shall be credited for such benefit accrual purposes.

     8.2  Welfare Benefits.

     (a) The Seller will retain responsibility for and continue to pay all hospital, medical, life insurance, disability and other welfare benefit plan expenses and benefits for each Employee with respect to claims incurred by such Employee or such Employee's covered dependents prior to the Closing Date.
Except as provided in Section 8.2(b), hospital, life insurance and other welfare benefit plan expenses and benefits with respect to claims incurred by any Offered Employee or such Offered Employee's covered dependents on or after the Closing Date shall be the Buyer's responsibility in accordance with the terms of any applicable welfare benefit plan maintained by the Buyer for the Offered Employee. For purposes of this paragraph, a claim is deemed incurred when the services giving rise to the claim were performed.

     (b) At the Buyer's discretion and expense, the Seller shall maintain coverage for the Offered Employees and their covered dependents in the Seller's group medical and dental plans for up to 90 days after the Closing Date. With respect to any period of coverage for the Offered Employees in the Seller's group medical and dental plans after the Closing Date, the Seller will cause the Offered Employees' medical and dental expenses to be paid under the Seller's plans. The Buyer shall promptly reimburse the Seller for the Seller's actual costs associated with the coverage of the Offered Employees and their covered dependents and any applicable administrative costs during the period of coverage upon receipt of an invoice, supported by reasonable documentation, from the Seller for those costs.

     The Offered Employees and their eligible dependents shall become participants in the group medical and dental plans offered by Buyer on the later of either (i) the Closing Date or (ii) the date of termination of coverage (other than coverage for COBRA purposes) under the Seller's group medical and dental plans pursuant to the preceding paragraph. The Offered Employees and their eligible dependents shall not be subject to any pre-existing conditions limitations under the Buyer's group medical, dental, life insurance and disability plans. Amounts paid by the Offered Employees toward medical and dental plan deductibles and copayment limitations under the Seller's medical and dental plans shall be counted toward meeting any similar deductible and copayment limitations under the Buyer's medical and dental plans.

     (c) If an Offered Employee is eligible for retiree medical coverage under the Seller's retiree medical plan and if the Offered Employee elects coverage under the Buyer's Managed Care Health Plan or any successor plan, including any retiree medical plan ("Buyer's Medical Plan"), then Buyer's Medical Plan will provide primary coverage to the Offered Employee and his or her eligible dependents while the Offered Employee is covered under the Buyer's Medical Plan.

     8.3  Vacation Pay.

     (a) During the 1995 calendar year, the Offered Employees shall be entitled to any remaining vacation under the Seller's vacation policy for 1995. The Offered Employee shall be eligible for vacation under the Buyer's vacation policy beginning in 1996.

     (b) On or promptly after the Closing Date, the Seller shall determine for each Offered Employee the difference (whether positive or negative) between (i) the amount of 1995 annual vacation entitlement for such Offered Employee under the Seller's vacation policy determined as if the Offered Employee remained an employee of the Seller, multiplied by a fraction, the numerator of which is the number of days in calendar year 1995 preceding the Closing Date and the denominator of which is 365 and (ii) the amount of 1995 vacation actually used by such Offered Employee as of the Closing Date. The differences determined by the Seller pursuant to the preceding sentence shall be expressed in U.S. dollars and the aggregate net amount of such differences with respect to all Offered Employees shall be paid by the Seller to the Buyer (if such amount is positive) or by the Buyer to the Seller (if such amount is negative) within 14 days after the Closing Date. The Seller shall pay any banked vacation liability relating to years prior to 1995 to any Offered Employee within 20 days after the Closing Date.

     8.4  Retirement and Defined Contribution Plans.

     (a) As of the Closing Date, to the extent the Seller is not otherwise required to vest Offered Employees as plan participants, each Offered Employee will become fully vested in his interests in the Occidental Petroleum Corporation Savings Plan ("Seller's 401(k) Plan") and the Occidental Petroleum Corporation Retirement Plan maintained by the Seller (hereinafter collectively referred to as the "Seller's Qualified Plans"). Furthermore, each affected Offered Employee will continue to be fully vested in his interest in the Cain Chemical Inc. Pension Plan (the "CPP"). The Seller shall cause the Seller's Qualified Plans and the CPP to be amended, to the extent necessary, to accomplish the purpose and intent of this Section 8.4(a).

     (b) Each Offered Employee shall become (i) a participant in the Lyondell Petrochemical Company Retirement Plan for Non-Represented Employees effective as of the Closing Date and (ii) a participant in the Lyondell Petrochemical Company Capital Accumulation Plan for Non-Represented Employees ("Buyer's 401(k) Plan") and the Lyondell Petrochemical Company Savings Plan for Non-Represented Employees, or any successors thereto, effective as of July 1, 1995, or as soon as practicable thereafter. The plans described in the immediately preceding sentences shall hereinafter sometimes collectively be referred to as the "Buyer's Qualified Plans."

     (c) With respect to the period between the Closing Date, or other date of employment with the Buyer, if later, and the date an Offered Employee becomes eligible to participate in the Buyer's 401(k) Plan, the Buyer will pay each Offered Employee, in cash, an amount equal to the amount the Buyer would have contributed on behalf of the Offered Employee as a "Company Contribution" to the Buyer's 401(k) Plan if the Offered Employee had been eligible to participate in that plan since the date of employment with the Buyer. The amount payable by the Buyer shall be based on the Offered Employee's contribution percentage (up to a maximum contribution percentage of 5%) in effect under the Seller's 401(k) Plan as of the date of this Agreement.

     (d) The Seller shall take all necessary steps to cause the Seller's 401(k) Plan to permit Offered Employees to suspend loan payments without giving rise to any loan default for any Offered Employee for a period beginning on the Closing Date and ending on the earliest of (i) the date that is three months after the date that regular loan payments through payroll deduction or collection through the employer cease; (ii) the date of the Offered Employee's termination of employment with the Buyer; (iii) the date of a distribution from the Seller's 401(k) Plan to or on behalf of the Offered Employee; or (iv) December 31, 1995; provided, however, that this provision shall not be applicable if with respect to any Offered Employee a loan default is necessary to comply with federal tax law requirements for continued plan qualification.

     (e) Each Offered Employee may elect to make a direct rollover of any eligible rollover distribution payable in cash from the Seller's Qualified Plans to the Buyer's 401(k) Plan and, if necessary, the Buyer shall cause its 401(k) Plan to be amended to accept a direct rollover of an Offered Employee's eligible rollover distribution.

     8.5 Management Compensation Matters. As of the Closing Date, the Seller will take all necessary action to vest any Offered Employee entitled to benefits under the Seller's Supplemental Retirement Plan. Any payment to an Offered Employee for deferred compensation or supplemental benefits related to the Offered Employee's employment with the Seller shall remain the Seller's liability and the Buyer shall have no obligation to the Seller or to any such Offered Employee for non-payment or forfeiture of any such payments. The Seller also shall retain liability, if any, associated with outstanding stock options of the Offered Employees.

     8.6  Indemnification.

     (a) The Buyer hereby agrees to indemnify the Seller and to defend and hold the Seller harmless from and against any claims, losses, expenses, obligations and liabilities (including without limitation costs of defense, prosecution, collection and reasonable attorney's fees) arising out of or otherwise in respect of the following: (i) the Buyer's termination of any Offered Employee's employment with the Buyer; (ii) the Buyer's selection of the Employees offered employment by the Buyer pursuant to Section 8.1(a); (iii) any failure by the Buyer to comply with its obligations hereunder or otherwise with respect to any Offered Employee; (iv) any suit or claim of violation brought against the Seller under WARN for any actions taken by the Buyer with regard to Offered Employees at any facility, site of employment or operating unit affected by this Agreement; or (v) any and all employee claims, charges, grievances or complaints, including without limitation claims for severance pay (including severance pay due under Section 8.1(b)), claims arising under any "employee benefit plan" as defined in Section 3(3) of ERISA, EEO charges and worker's compensation claims, incurred with respect to any time period from and after the time the applicable Offered Employee was employed by the Buyer.

     (b) The Seller hereby agrees to indemnify the Buyer and to defend and hold the Buyer harmless from and against any claims, losses, expenses, obligations and liabilities (including without limitation costs of defense, prosecution, collection and reasonable attorney's fees) arising out of or otherwise in respect of the following: (i) the termination by the Seller of any Employee from the Seller's employment prior to or on the Closing Date (except to the extent that the claim, loss, expense, obligation or liability relates to the Buyer's violation of any applicable law or regulation in connection with selection of the Employees offered employment by the Buyer under Section 8.1(a)); (ii) any failure by the Seller to comply with its obligations hereunder or otherwise with respect to any Employee; (iii) any suit or claim of violation brought against the Buyer under WARN for any actions taken by the Seller before or after the Closing Date with regard to Employees at any facility, site of employment or operating unit affected by this Agreement; (iv) any and all employee claims, charges, grievances or complaints (regardless of whether made before or after the Closing), including without limitation claims for severance pay (other than severance pay due under Section 8.1(b)), claims arising under any "employee benefit plan" as defined in Section 3(3) of ERISA, EEO charges and worker's compensation claims, incurred with respect to any time period prior to the Closing Date, except to the extent that any claim, charge, grievance or complaint relates to any failure by the Buyer to comply with its obligations with respect to any Offered Employee; and (v) all premiums, costs and expenses for which the Seller retains liability under Section 8.1(c).

     (c) The indemnification provisions of this Article shall be subject to the provisions of Section 11.3 of this Agreement.

     8.7  Rights of Other Parties.

     (a) No provision of this Article shall create any rights in any Employee, former employee or Offered Employee (including any beneficiary or dependent thereof) of the Seller or the Buyer or any of their affiliates with respect to continued employment (or resumed employment), and this Agreement shall not create any rights in any such persons with respect to any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement sponsored by either the Seller or the Buyer.

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

     (b) No intention, implication or interpretation of this Agreement shall convey any guarantee of employment for any Offered Employee for any particular period of time. The Offered Employees shall be employees-at-will of the Buyer in the Purchased Business. Except as otherwise provided in this Agreement, the Buyer shall have the absolute discretion to establish and modify the terms and conditions of employment for any Offered Employee.

     8.8 Cooperation. Prior to and following the Closing Date, the Seller and the Buyer shall supply each other appropriate and reasonably necessary employee data and other records to carry out the purposes and terms of this Article, including but not limited to data appropriate to complete actuarial computations, evaluations, benefit reports, filings and claims analysis and government filings.


ARTICLE 9.  Termination.

     9.1 General. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing (a) by the written consent of the Buyer and the Seller, (b) by the Seller pursuant to the provisions of Section 6.3 or Section 6.4, (c) by the Buyer if there has been a material misrepresentation or breach of covenant by the Seller in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions of the Closing set forth in
Section 7.2(a) or Section 7.2(b) and (ii) has not been cured and cannot reasonably be cured prior to the Closing, (d) by the Seller if there has been a material misrepresentation or breach of covenant by the Buyer in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions of the Closing set forth in
Section 7.3(a) or Section 7.3(b) and (ii) has not been cured and cannot reasonably be cured prior to the Closing, and (e) by either the Buyer or the Seller, by notice to the other party in the event that the Closing does not occur for any reason on or before July 31, 1995; provided, however, that if the Closing does not occur due to the act or omission of one of the parties, that party may not terminate the Agreement pursuant to the provisions of this Section; provided further that if the Closing does not occur by May 15, 1995 other than by reason of (i) the failure of any of the conditions set forth in
Section 7.1 or Section 7.2(e) or (ii) any matter attributable to an act or omission of the Buyer (including the Buyer's failure to satisfy or tender performance of, as the case may be, the conditions set forth in Section 7.3), beginning on May 16, 1995 for each day that passes without the Closing having occurred the Fixed Amount (and thus the Purchase Price) shall automatically be decreased by $170,000 per day.

     9.2 Effect of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyer, the Seller or their respective officers or directors; provided, however, that the obligations of the parties with respect to termination with respect to this Article, payment of expenses under Section 12.3 and confidentiality under Section 12.5(b) shall remain in full force and effect and provided, further,

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

that nothing herein will relieve any party from liability for actual damages for any intentional or willful breach of this Agreement.


ARTICLE 10.  Additional Covenants.

     10.1 Access to Books and Records. Following the Closing Date, the Buyer shall afford, and will cause its affiliates to afford, to the Seller, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Purchased Business with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by the Seller to facilitate
(i) the preparation by the Seller of such tax returns as it may be required to file with respect to the operations of the Assets and the Purchased Business or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against the Seller in connection with the Assets and the Purchased Business, (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by the Buyer under this Agreement and (iv) for any other reasonable business purpose. For a period of seven years after the date of this Agreement, the Buyer will not dispose of, alter or destroy any such books, records and other data without giving 90 days' prior notice to the Seller to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

     10.2 Mail or Other Communications. The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail received by the Buyer relating to the Purchased Business or the Assets and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by it on and after the Closing Date pertaining to the Purchased Business or the Assets and any cash, checks or other instruments of payment to which the Buyer is entitled. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets, and any cash, checks or other instruments of payment in respect of such.

     10.3 Solicitation of Customers. It is understood and agreed by the parties hereto that the Seller may continue to solicit customers of the Purchased Business after the Closing Date in connection with the sale of products other than HDPE by the Seller in the ordinary course of business. The Seller agrees that, for a period for three years from and after the Closing, the Seller shall not in the geographic areas in which the Seller sells HDPE as of the date of this Agreement solicit customers of the Purchased Business to purchase HDPE; provided that this clause shall not prevent the Seller or its affiliates from making any acquisition (whether by way of assets, stock or otherwise) of an interest in, or any investment in, in either case whether directly or indirectly, any business or entity that derives (i) 10% or less or (ii) in the event that clause (i) hereof cannot be satisfied, $100,000,000 or less, annually, of its gross revenues from the sale of HDPE.

     10.4 Return of Product. The Buyer shall act in a commercially reasonable manner in determining whether to accept returns from customers with respect to product manufactured and sold by the Seller prior to the Closing. If a customer returning product has not paid the Seller's invoice applicable to the product being returned, the Buyer (a) shall accept the return and treat the exchange as a new sale by the Buyer to the customer, and (b) shall pay the Seller for the value of the returned product, with an appropriate adjustment for Off-spec Product, if any. If the customer returning the product has previously paid the Seller's invoice applicable to the product being returned, the Buyer shall provide the customer with replacement product and charge the Seller for such products at the prevailing sales price; provided, however, that the Buyer also shall pay the Seller for the value of the returned product, with an appropriate adjustment for Off-spec Product, if any. If the customer does not take any new product in connection with a return, the Buyer shall pay the Seller for the Off-spec Product in accordance with the procedures described above, and the Seller shall have the sole responsibility for making any settlement with the customer.

     10.5 Use of Seller's Trade Name. Except pursuant to the terms and for the periods set forth on Schedule 10.5, after the Closing Date the Buyer shall not be permitted to use any items of Inventory or packaging material, any sales or promotional materials, any forms or documents or any other printed material that bear any of the names "Occidental", "Oxy" or "OxyChem" or the Occidental comet logo or other statutory names, trade names or trademarks, indications or descriptions of which the names "Occidental", "Oxy" or "OxyChem" or any name similar thereto forms a part.

     10.6 Environmental Compliance. The Seller and the Buyer acknowledge and agree that compliance with the emission standards with respect to hexane that will be included in the final amended air operating permit issued by the TNRCC, as contemplated by Section 7.2(e) (the "Amended Permit"), will require modifications to the Matagorda Facility, including the installation of additional equipment, and each have agreed to bear one-half of all out of pocket costs and expenses directly attributable to such modifications, including design, engineering, construction and equipment costs ("Compliance Costs"). The Seller shall promptly reimburse the Buyer for one-half of all such Compliance Costs (which shall not in any event include any production cost, lost or prospective profits, or special, consequential, incidental or indirect losses or damages). The Buyer shall present to the Seller invoices for any such Compliance Costs, which shall include a breakdown of such Compliance Costs in sufficient detail for the Seller to determine the particular purposes of the expenditure as it relates to compliance with the emission standards with respect to hexane included in the Amended Permit, and the Buyer will attach thereto copies of all applicable invoices from third parties. The Buyer shall permit representatives of the Seller reasonable access to the Matagorda Facility for the purpose of observing the work necessary to satisfy the emission standards with respect to hexane included in the Amended Permit and reasonable access during normal business hours to the books, records, officers and representatives of the Buyer for the purpose of verifying any costs and expenses for which reimbursement is sought under this Section 10.6.

     10.7 Collection of Accounts Receivable. In connection with its efforts to collect the accounts receivable retained pursuant to Section 2.2(b) or otherwise, the Seller shall only take such actions with respect to the customers of the Purchased Business as are consistent with the Seller's past collection practices. The Buyer agrees that upon reasonable notice by the Seller, it will make available to the Seller reasonable access during normal business hours to all records and information (and to the Buyer's personnel responsible for preparing and maintaining such records and information to the extent that same shall not unreasonably interfere with performance of their work responsibilities) reasonably relating to any such accounts receivable. The Buyer shall promptly pay over to the Seller any amounts received by the Buyer in respect of any accounts receivable attributable to the Seller's operation of the Purchased Business prior to the Closing.


ARTICLE 11.  Survival and Indemnification.

     11.1 Survival Limitations. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is 24 months after the Closing Date, except (i)
Section 4.14, which shall survive until the expiration of the applicable statute of limitations, (ii) Section 4.5, which shall survive without limitation and
(iii) Section 4.16, which shall survive until the date that is 18 months after the Closing Date. No action can be brought with respect to any breach of any representation or warranty (except with respect to Section 4.5) pursuant to this Agreement unless a written notice that complies with Section 11.3 has been delivered pursuant to such Section 11.3 prior to the termination of such representation or warranty; provided that upon the giving of such notice, notwithstanding any other provision of this Agreement the representation and warranty that is the basis of such action shall continue with respect to such action beyond the time at which the representation and warranty would otherwise terminate.

     11.2 Indemnification.

     (a) Subject to the other provisions of this Article 11, in addition to the indemnities contained elsewhere in this Agreement, the Seller hereby indemnifies Buyer and its affiliates against and agrees to hold each of them harmless from, any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding (collectively, "Loss") incurred or suffered by Buyer or any of its affiliates, arising out of, in connection with or relating to:

          (i) Any misrepresentation in or breach of the representations and warranties of Seller in this Agreement, any schedule or certificate furnished by the Seller pursuant to this Agreement and the Assignment and Assumption Agreements;

          (ii) Any failure of the Seller to perform any of its covenants or obligations contained in this Agreement (other than those set forth in Article 8), any schedule or certificate furnished by Seller pursuant to this Agreement, the Deed, the Assignment of Victoria Lease or the Bill of Sale and Assignment;

          (iii) Except with respect to (x) the out-of-pocket costs and expenses to be borne by the Buyer pursuant to Section 10.6, (y) any matter that is the subject of the indemnification provisions set forth in Sections 11.2(a)(iv), 11.2(a)(v) and 11.2(a)(vi) below or (z) any matter disclosed on Schedules 4.5(b), 4.5(c), 4.8 and 4.9 and on Schedule 4.16 with respect to asbestos and PCBs, any Third Party Claim with respect to the Excluded Liabilities;

          (iv) The failure to comply with statutory provisions relating to bulk sales and transfers, if applicable, or any failure to perform any obligations under Section 12.3;

          (v) Any action for breach of contract by any third party, to the extent such action alleges that the assignment of such contract by the Seller to the Buyer hereunder is a breach of such contract; or

          (vi) Subject to Section 11.2(c) and except as otherwise provided in
     Section 10.6, any Environmental Claim (including, any Environmental Claim attributable to the conditions, events or circumstances disclosed on
     Schedule 4.16) arising out of, in connection with or related to the Seller's ownership, operation or use prior to the Closing of the Assets or the Purchased Business;

provided, however, that the following limitations shall apply to the Seller's indemnification obligations in clauses (i) through (vi) above:

          (A) the Seller shall not have any indemnification obligation under clauses (i) or (vi) above for any individual Loss, and no Loss shall be included in any claim pursuant to such clauses for purposes of calculating either the Aggregate Deductible or the Aggregate Cap, unless the amount of such Loss exceeds $25,000 (the "Individual Basket") (it being understood that all Losses arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation), but if the amount of such Loss exceeds the Individual Basket, the entire amount of such Loss, including the first $25,000 of such Loss, may be the subject of indemnification hereunder; provided, further, that the parties agree that the amount of Loss for which indemnification may be sought for breach of any representation or warranty under clause (i) above shall be calculated taking into account the Individual Basket but without regard to any materiality or Material Adverse Effect qualification contained in such representation or warranty (it being understood that such materiality or Material Adverse Effect qualifications shall apply for purposes of determining whether there has been such a breach in the first place, but once it has been established that there is such a breach, the Buyer shall (subject to the Aggregate Deductible) be entitled to indemnity relating back to the first dollar);

          (B) the Seller shall not have any indemnification obligation under clauses (i) or (vi) above for any Losses unless and until the aggregate amount of Losses under clauses (i) and (vi) that may be asserted in accordance with clause (A) above exceeds $3 million (the "Aggregate Deductible"), and if the aggregate amount of such Losses exceeds the Aggregate Deductible, then only the amount of such excess may be the subject of indemnification hereunder; provided, however, that the Aggregate Deductible shall not apply to any portion of the fines or penalties included in an Environmental Claim for which the Seller would otherwise be liable under clause (vi);

          (C) excluding for this purpose clause (iv) above, the Seller shall not have any indemnification liability or obligation under this Section 11.2(a) for Losses in excess of, and the parties agree that the Seller's maximum liability hereunder shall be, $200 million (the "Aggregate Cap");

          (D) notwithstanding the other provisions set forth in this Agreement, the indemnification obligations of the Seller with respect to the clauses of this Section 11.2(a) specified below shall only be effective as to matters with respect to which a notice that complies with Section 11.3 of this Agreement has been delivered to the Seller within the following time periods:

               (I) clauses (ii) and (iii), the date that is five years after the
                   Closing Date;

               (II) clauses (iv), until the expiration of the applicable
                   statutes of limitations;

               (III)  clause (v), the date that is four years after the Closing
                   Date; and

               (IV) clause (vi), the date that is ten years after the Closing
                   Date;

     provided, however, that any such indemnification obligation shall continue as to any matter with respect to which a notice of claim complying with
     Section 11.3 of this Agreement shall have been delivered to the Seller prior to the date specified above notwithstanding the subsequent passage of such date; and

          (E) the Aggregate Deductible and the Aggregate Cap shall not be applicable to any Losses arising out of any actions in which the Seller is finally determined to have engaged in actual fraud.

     (b) Notwithstanding any other provision of this Agreement, neither the Seller nor any of its agents, employees, representatives or affiliates shall be liable for consequential, incidental, indirect or punitive damages in connection with direct claims by the Buyer with respect to their indemnification obligations under this Agreement unless any such claim arises out of the fraudulent actions of the Seller. Notwithstanding any other provision of this Article, the Seller shall not be liable to the Buyer for any Loss attributable to the Buyer's overhead costs. In determining the amount of any loss, liability, or expense for which the Buyer is entitled to indemnification under this Agreement, the gross amount thereof will be reduced (but not below zero) by the net present value of any correlative insurance proceeds actually realized by the Buyer under policies where the future premium rate will not be affected by claim experience.

     (c) Notwithstanding the provisions of Sections 11.2(a)(i) and 11.2(a)(vi), it is expressly agreed that the Seller shall not be required to indemnify the Buyer for any Loss arising out of, in connection with or related to any Environmental Claim to the extent that the condition, event, circumstance or other basis for the Environmental Claim (i) arose out of or was attributable to ownership, operation or use of the Assets or Purchased Business by prior owners thereof and of which the Seller does not have knowledge or (ii) was exacerbated by the Buyer. The Buyer shall not be deemed to have exacerbated a condition, event, circumstance or other basis for an Environmental Claim by reason of the continuance thereof after the Closing (i) under circumstances where the Buyer does not know of its existence and has not breached any legal duty to have conducted an investigation or inquiry that would have uncovered the matter or
(ii) under circumstances where the Buyer does know of its existence but is taking commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent manner.

     (d) Subject to the other provisions of this Article 11, in addition to the indemnities contained elsewhere in this Agreement, the Buyer hereby indemnifies the Seller and its affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by the Seller or any of its affiliates arising out of or relating to:

          (i) Any misrepresentation in or breach of the representations and warranties of the Buyer or the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement (other than those set forth in Article 8), any schedule or certificate furnished by the Seller pursuant to this Agreement and the Assignment and Assumption Agreements;

          (ii) Except with respect to any matter that is the subject of the indemnification provisions set forth in Section 11.2(d)(iii) below, Assumed Liabilities; or

          (iii) Any Environmental Claim arising out of, in connection with or related to the Buyer's ownership, operation or use after the Closing of the Assets or the Purchased Business.

     (e) Notwithstanding any other provision of this Agreement, neither the Buyer nor any of its agents, employees, representatives or affiliates shall be liable for consequential, incidental, indirect or punitive damages in connection with direct claims by the Seller with respect to their indemnification obligations under this Agreement unless any such claim arises out of the fraudulent actions of the Buyer. Notwithstanding any other provision of this Article, the Buyer shall not be liable to the Seller for any Loss attributable to the Seller's overhead costs.

In determining the amount of any loss, liability, or expense for which the Seller is entitled to indemnification under this Agreement, the gross amount thereof will be reduced (but not below zero) by the net present value of any correlative insurance proceeds actually realized by the Seller under policies where the future premium rate will not be affected by claim experience.

     (f) The rights provided to the Buyer pursuant to this Article 11, as limited by and subject to the provisions of this Article 11, shall be the Buyer's sole remedy for breach of representation and warranty by or covenant or obligation of the Seller under this Agreement (including any schedule or certificate furnished by the Seller pursuant to this Agreement) or the Assignment and Assumption Agreements. The rights provided to the Seller pursuant to this Article 11, as limited by and subject to the provisions of this Article 11, shall be the Seller's sole remedy for breach of representation and warranty by or covenant of obligation of the Buyer under this Agreement (including any schedule or certificate furnished by the Buyer pursuant to this Agreement) or the Assignment and Assumption Agreements. To the fullest extent permitted by applicable law, each of the Seller and the Buyer waives any and all other rights it may have at law or in equity with respect to any breach of the representations and warranties and covenants and obligations described in this
Section 11.2(f).

     11.3 Procedures.

     (a) Any person or entity seeking indemnification under Section 11.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim that does not involve a third party claim, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of this Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party disputes such claim and such dispute is not resolved by the parties, such dispute shall be resolved by a court of competent jurisdiction.

     (b) If any third party shall notify an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Article, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (including copies of all papers served with respect to such claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Article 11 except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party.

     (c) Any Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person or entity, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     (d) If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to subparagraph (c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     (e) Notwithstanding the other provisions of this Section 11.3, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 11.3 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
11.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

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

     (f) After it has been determined, by acknowledgment, agreement, or ruling of court of law, that an Indemnifying Party is liable to the Indemnified Party under this Article 11, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Loss within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Loss.

     11.4 Subrogation. In the event of any payment by an Indemnifying Party to an Indemnified Party in connection with any Loss, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event or indemnification. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any subrogated claim.

     11.5 Claims for Environmental Work. Notwithstanding the other provisions of this Article 11, in the case of any assertion, claim or demand requiring the performance of investigatory, removal or remedial work with respect to (environmental conditions, Environmental Laws or Hazardous Materials for which the Buyer may seek indemnification, the Buyer shall have the right to conduct and control such work provided (i) it uses its good faith, commercially reasonable efforts to achieve the Lowest Cost Response and (ii) it provides the Seller with the opportunity to: (A) review and comment upon any work plans for any remedial action prior to finalization and implementation; (B) attend meetings with regulators concerning the remedial action; and (C) have a representative present during the performance of any remedial action.

     11.6 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.


ARTICLE 12.  Miscellaneous.

     12.1 Public Announcements. On or prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, unless such release or announcement is required by applicable law or applicable rules and regulations of any governmental body or stock exchange.

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

     12.2 Disclaimer. EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 AND WARRANTIES OF TITLE SET FORTH IN THE ASSIGNMENT AND ASSUMPTION AGREEMENTS AND IN THE OTHER AGREEMENTS (COLLECTIVELY, THE "EXPRESS WARRANTIES"), NO WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE TITLE, MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, VEHICLES AND FIXTURES, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERSONAL PROPERTY, EQUIPMENT, INVENTORY, VEHICLES OR FIXTURES COMPRISING A PART OF THE ASSETS, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (d) ANY CLAIM BY THE BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, VEHICLES OR FIXTURES, IT BEING THE EXPRESS INTENTION OF THE SELLER AND THE BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, VEHICLES AND FIXTURES SHALL BE CONVEYED AND TRANSFERRED TO THE BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" "WHERE IS", WITH ALL FAULTS. Nothing in this Section
12.2 is intended to limit or modify the other provisions of this Agreement or any provisions of the Assignment and Assumption Agreements or the Other Agreements.

     12.3 Expenses; Payment of Certain Taxes and Charges.

     (a) Subject to Article 9 and Article 11, whether or not the transfer of the Assets is completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees, accountants' fees and brokers' commissions and finders fees.

     (b) (i) Subject to the further provisions of this Section 12.3(b), the Seller shall be responsible for all Taxes attributable to the Seller's ownership or use of the Assets or operation of the Purchased Business prior to the Closing and the Buyer shall be responsible for all Taxes attributable to the Buyer's ownership or use of the Assets or operation of the Purchased Business after the Closing. The Seller shall be responsible for any liability of the Buyer pursuant to Texas Tax Code Section 111.020 (including interest, penalties and attorneys' fees in connection therewith) with respect to any amounts owed or owing by the Seller under Title 2, Texas Tax Code.

          (ii) All sales, transfer, or other similar taxes incurred in connection with the transfer of the Assets shall be borne by the Buyer. The Buyer and the Seller shall cooperate fully with each other after the Closing in connection with (a) the preparation and filing of any tax return, exemption certificate, or other filing in connection with such taxes, (b) establishing and demonstrating that the requirements for an occasional sale
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

     exemption from Texas sales tax pursuant to Texas Tax Code Section 151.304(b)(2) have been met with respect to this transaction, including, without limitation, providing the Buyer reasonable access to the Seller's books, records and such other data as the Buyer may reasonably request in order to support such occasional sale exemption, and (c) any audit examination by any government taxing authority of the tax returns, exemption certificates, or other filings referred to above.

          (iii) All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes assessed on any of the Assets in the tax period in which the Closing Date occurs (other than the Inventory Taxes referred to in Section 12.3(b)(iv) below) ("Property Taxes") shall be prorated between the Buyer and the Seller as of the Closing.

          (iv) All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes assessed on the Inventory or Stores Inventory in the tax period in which the Closing Date occurs ("Inventory Tax") shall be payable by the Seller.

          (v) The Buyer shall pay any title or recordation fees in connection with the transfer of the Assets. The Buyer shall also pay for any title insurance policies or surveys of the Matagorda Land that are requested or ordered by the Buyer.

          (vi) After the Closing, the party receiving each Property Tax or Inventory Tax bill or notice applicable to the Assets for the period in which the Closing Date occurred shall promptly notify the other party and shall pay each such tax bill prior to the last day such taxes may be paid without penalty or interest. The party responsible or liable under this Agreement with respect to any such amount shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the paying party with respect to such responsible party's share of such amount so paid as provided under this Agreement. The Seller and the Buyer shall cooperate fully with each other on and after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any taxing authority with respect to the tax period in which the Closing Date occurs.

          (vii) If either party receives a refund of any Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund shall, within 30 days after the receipt of such refund, remit it to the party who is liable.

          (viii) Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Section 12.3(b) shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of any such taxes are barred by the applicable statute of limitations.

     (c) The Seller and the Buyer shall adjust and apportion to the Closing all power and utility charges incurred with respect to the operation of the Purchased Business (collectively, the

"Charges"). All Charges incurred prior to the Closing shall be for the account of the Seller, and all Charges incurred after the Closing shall be for the account of the Buyer.

     12.4 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) as follows:

     (a)  If to the Seller:

          Occidental Chemical Corporation
          5005 LBJ Freeway
          Dallas, Texas  75244
          Attention:  General Counsel
          (214) 404-3800
          Telecopy: (214) 404-3847

          with a copy (which shall not constitute notice) to:

          Occidental Petroleum Corporation
          10889 Wilshire Blvd.
          Los Angeles, California  90024
          Attention:  General Counsel
          (310) 443-6176
          Telecopy: (310) 443-6333

     (b)  If to the Buyer:

          Lyondell Petrochemical Company
          One Houston Center, Suite 1600
          1221 McKinney
          Houston, Texas  77010
          Attention:  President
          Telecopy:  (713) 652-4538

          with a copy (which shall not constitute notice) to:

          Lyondell Petrochemical Company
          One Houston Center, Suite 1600
          1221 McKinney
          Houston, Texas  77010
          Attention:  General Counsel
          Telecopy:  (713) 652-4631
or to such other address or telecopy number as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to be effective upon receipt.

     12.5 Entire Agreement.

     (a) Except as otherwise provided in clause 12.5(b) of this Section, this Agreement, the Assignment and Assumption Agreements and the Other Agreements (including any exhibits and schedules thereto) constitute the entire agreement between the parties thereto and supersede all prior agreements and understandings, oral and written, between the parties thereto with respect to the subject matter thereof.

     (b) Except as otherwise contemplated by this Agreement, prior to the Closing Date, but before the termination, if any, of this Agreement, the confidentiality provisions ("Confidentiality Provisions") of that certain letter dated January 24, 1995 between the Buyer and the Seller shall remain in force and effect. If this Agreement is terminated, the terms of the Confidentiality Provisions shall remain in force and effect. Upon the Closing, the Confidentiality Provisions shall cease to be of any further force or effect and shall be superseded in their entirety by the terms of this Agreement.

     12.6 Binding Effect; Benefit. Subject to Section 12.8, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.7 Bulk Sales. The Buyer and the Seller each agree to waive compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.

     12.8 Assignability. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable (by operation of law or otherwise) by the Seller without the prior written consent of the Buyer or shall be assignable (by operation of law or otherwise) by the Buyer (except to a wholly-owned subsidiary thereof) without the prior written consent of the Seller. Any assignment or purported assignment in violation of this Section shall be null and void.

     12.9 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Subject to the agreements and obligations of the Buyer hereunder or under applicable law, no investigations by the Buyer heretofore or hereafter made shall affect the representations and warranties of the Seller, and, except as otherwise provided in Section 11.1, such representations and warranties shall survive any such investigation. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     12.10  Notice Regarding Coastal Area Property.

     (a) The real property described in and subject to this Agreement adjoins and shares a common boundary with the tidally influenced submerged lands of the state. The boundary is subject to change and can be determined accurately only by a survey on the ground made by a licensed state land surveyor in accordance with the original grant from the sovereign. The owner of the property described in this contract may gain or lose portions of the tract because of changes in the boundary.

     (b) The Buyer, transferor, or grantor has no knowledge of any prior fill as it relates to the property described in and subject to this Agreement.

     (c) State law prohibits the use, encumbrance, construction, or placing of any structure in, on, or over state-owned submerged lands below the applicable tide line, without proper permission.

     (d) The Buyer or grantee is hereby advised to seek the advice of an attorney or other qualified person as to the legal nature and effect of the facts set forth in this notice on the property described in and subject to this Agreement. Information regarding the location of the applicable tide line as to the property described in and subject to this Agreement may be obtained from the surveying division of the General land Office in Austin.

     12.11 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     12.12 Severability. The provisions of this Agreement shall be deemed to be separable. Therefore, if any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect; provided, however, that if such declaration shall occur prior to the Closing Date and if the part or parts of this Agreement that are declared illegal, void or unenforceable shall materially and adversely affect the rights of either the Buyer or the Seller, that party may cancel and terminate the Agreement in toto by giving written notice of termination to the other party.

     12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     12.14 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE EXCLUDING CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                         LYONDELL PETROCHEMICAL COMPANY



                              By:[Signature of Dan F. Smith appears here]
                                 ----------------------------------------
                                 Dan F. Smith
                                 President and Chief Operating Officer


                              OCCIDENTAL CHEMICAL CORPORATION



                              By:[Signature of J. Roger Hirl appears here]
                                 -----------------------------------------
                                 J. Roger Hirl
                                 President and Chief Executive Officer


0206691.30
049526/1123